Exhibit 2.02
Share Purchase Agreement
By and Among
Glu Mobile Inc.,
Blammo Games Inc.

and
The Sellers Set Forth On the Attached Schedules A-1 through A-5

August 2, 2011

Exhibits

Exhibit A	-	List of Key Employees
Exhibit B	-	Form of Legal Opinion to be provided by Buyer’s Counsel
Exhibit C	-	Form of Legal Opinion to be provided by Company’s Counsel
Exhibit D	-	Form of Amendment of the Existing Development Agreement
Exhibit E	-	Form of Termination Agreement of the Existing Company Option

Share Purchase Agreement
     This Share Purchase Agreement (this “Agreement”) is made and entered into effective as of August 2, 2011 (the “Agreement Date”), by and among Glu Mobile Inc., a Delaware corporation (“Buyer”), Blammo Games Inc., a company duly incorporated under the laws of Ontario, Canada (the “Company”), and the Persons set forth on Schedules A-1 through A-5 hereto (each a “Seller” and collectively, the “Sellers”).
Recitals
     A. The Sellers are the legal and beneficial owners of all of the issued and outstanding share capital of the Company.
     B. Each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller, all of the share capital of the Company currently owned by each Seller on the terms and conditions set forth in this Agreement (the “Share Purchase”).
     C. The Company, the Sellers and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchase as set forth herein.
     D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Buyer to enter into this Agreement, each of the persons listed on Exhibit A (the “Key Employees”) are executing amended and restated offer letters or employment agreements with the Company (the “Key Employment Agreements”).
     E. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Buyer to enter into this Agreement, each of the Key Employees is executing a non-competition agreement with Buyer (each, a “Non-Competition Agreement”).
     Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
The Share Purchase
          1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.
               “Additional Shares” means up to 3,312,937 shares of Buyer Common Stock that may be issued to the Sellers in accordance with the terms and conditions of Schedule B (Earnout Guidelines); provided, however, the number of Additional Shares issuable hereunder (to the extent earned in accordance with Schedule B (Earnout Guidelines)) is subject to adjustment to reflect fully and equitably the effect of any stock split, reverse split, stock dividend, stock combination, reorganization, reclassification, recapitalization or other like change with respect to Buyer Common Stock. For the avoidance of doubt, in the event that a majority of the Buyer Common Stock is converted into or sold in exchange for, or into the right to receive, other securities or property (including securities or property of another entity), whether by merger, reorganization, recapitalization, tender offer or otherwise (in a single transaction or series of related transactions), the right to receive Additional Shares hereunder shall be converted into the right to receive such securities or property (i.e., the right to receive an Additional Share shall be converted into the right to receive the securities or property into which a share of Buyer Common Stock is converted, sold or exchanged).
               “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.
               “Ancillary Agreements” means the Key Employment Agreements, the Non-Competition Agreements and any ancillary agreements relating to the foregoing agreements.
               “Benefit Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which the Company is a party or bound or in which the Employees participate or under which the Company has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees, directors or officers, individuals working on contract with the Company or other individuals providing services to any of them of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), including without limitation (i) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plans, programs or arrangements available to Employees, (ii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements provided to Employees and (iii) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all Employees.
               “Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in both Toronto, Ontario and San Francisco, California. For the avoidance of doubt, if a day is a commercial bank holiday in either city, it is not a Business Day.
               “Buyer Average Stock Price” means the average of the closing prices of the Buyer Common Stock on The NASDAQ Global Market for the ten (10) trading days ending on the trading day immediately preceding the Closing Date.
               “Buyer Common Stock” means the common stock, par value $0.0001 per share, of Buyer.
               “Closing” has the meaning set forth in Section 1.3 of this Agreement.
               “Closing Date” has the meaning set forth in Section 1.3 of this Agreement.
               “Closing Expenses Certificate” means a certificate executed by the Representative (on behalf of the Sellers) certifying the amount of Transaction Expenses (including an itemized list of each Transaction Expense with a description of the nature of such expense and the Person to whom such expense was or is owed). The Closing Expenses Certificate shall include a representation of the Representative (on behalf of the Sellers) that such certificate includes all of the Transaction Expenses paid or payable at any time prior to, at or following the Closing Date.
               “Company Net Working Capital” means (a) the Company’s total current assets as of the Closing Date (as defined by and determined in accordance with GAAP) less (b) the Company’s total current liabilities as of the Closing Date (as defined by and determined in accordance with GAAP).

For purposes of calculating Company Net Working Capital, (i) the Company’s current liabilities (1) shall include all indebtedness of the Company and (2) shall include all liabilities for Taxes as of the Closing Date, whether or not such liabilities for Taxes would be then due and payable, and (ii) the Company’s current assets shall exclude accounts receivable that are outstanding for more than 90 days or that are otherwise doubtful. With respect to Taxes, they shall be included whether or not they would be treated as a current liability under GAAP.
               “Company Net Working Capital Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date and certifying the amount of Company Net Working Capital, including an itemized list of each asset and liability reflected therein, and each other element described under the definition of Company Net Working Capital.
               “Company Shares” means 1,000,000 Common Shares in the capital of the Company, representing one hundred percent (100%) of the issued and outstanding share capital of the Company.
               “Contract” means any written or oral legally binding contract, agreement, instrument, commitment, concerted practice or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as may be in effect as of the Agreement Date.
               “Employees” means all individuals employed by the Company, including those individuals on disability leave, workers compensation, or other leave of absence.
               “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
               “Escrow Shares” means an amount equal to ten percent (10%) of the Initial Shares.
               “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               “Existing Company Option” means that certain option to purchase up to 25% (on a post-exercise basis) of the issued and outstanding shares of the capital stock of the Company on a fully-diluted basis, issued on May 1, 2011, held by Buyer.
               “Existing Development Agreement” means that certain Development, Distribution and Investment Agreement, dated as of May 1, 2011, between Buyer and the Company.
               “Form 8-K” means the Current Report on Form 8-K reporting the completion of the Share Purchase that Buyer will be required to file with the SEC within four (4) Business Days of the Closing Date.
               “Form 8-K Amendment” means the amendment to the Form 8-K that Buyer will file, if required by SEC rules, with the SEC within seventy-five (75) days of the Closing Date in order to file certain financial statements of the Company as an exhibit.

               “GAAP” means generally accepted accounting principles for financial reporting in the United States applied on a consistent basis, provided, however, that for purposes of the preparation of all financial statements, the Company Net Working Capital Certificate and Tax Returns of the Company, and as it relates to the Company’s accounting practices in any other instance, “GAAP” means generally accepted accounting principles as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants for financial reporting in Canada, applied on a consistent basis.
               “Governmental Entity” means any multinational, national, federal, provincial, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any share exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
               “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (A) an individual, if used in reference to an individual, (B) with respect to the Company, the Key Employees who are Sellers and Michael Haines, and (C) with respect to Buyer, Niccolo de Masi, Eric Ludwig or Scott Leichtner (the individuals specified in clauses (B) and (C) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company or Buyer (as applicable) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (iii) such knowledge could be obtained from reasonable inquiry of the persons employed by the Company or Buyer (as applicable) charged with administrative or operational responsibility for such matters for the Company or Buyer (as applicable).
               “Indemnifiable Transaction Expenses” means any Transaction Expenses that are in excess of CDN$55,000. All Indemnifiable Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of Article VII without regard to the Basket (as defined in Section 7.3(a)).
               “Initial Shares” means 1,000,000 shares of Buyer Common Stock.
               “Legal Requirements” means any federal, provincial, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to its assets, properties or businesses.
               “Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or could reasonably likely, (i) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, capitalization, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements. Changes in the trading volume or trading prices of Buyer Common Stock, in and of themselves, shall not be deemed to constitute a Material Adverse Effect with respect to Buyer.
               “Permitted Encumbrances” means: (A) statutory liens for taxes that are not yet due and payable or liens for taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; and (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law.
               “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
               “Pro Rata Share” means, with respect to a particular Seller, the proportional amount as set out next to each Seller’s name on Schedules A-1 through A-5.
               “Purchase Price” means (a) the Initial Shares less a number of shares equal to the quotient of (i) the Indemnifiable Transaction Expenses plus the Company Net Working Capital Shortfall, divided by (ii) the Buyer Average Stock Price, plus (b) to the extent required to be paid in accordance with the terms and conditions as provided for in Schedule B, the Additional Shares.
               “Representative” means Michael Haines, or such other Person as appointed following the Closing in a writing executed by Sellers that held a majority of the Company Shares held by all Sellers immediately prior to the Closing that is delivered to the Buyer.
               “Required Cash” means Six Hundred Sixty-Six Thousand U.S. Dollars (US$666,666).
               “SEC” means the U.S. Securities and Exchange Commission.
               “SEC Filings” means Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and all other reports filed by Buyer pursuant to the Exchange Act since the filing of such Form 10-K on or prior to the date hereof.
               “Securities Act” means the Securities Act of 1933, as amended.
               “Shares” means the Initial Shares together with the Additional Shares.
               “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.

               “Tax Return” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Legal Requirements in respect of Taxes.
               “Transaction Expenses” means all third party fees and expenses incurred by the Company (while the Company was controlled by the Sellers) or the Sellers in connection with this Agreement and the transactions contemplated hereby (including in connection with the Sellers’ review of the registration documents under Section 5.4 and in connection with the Ancillary Agreements and the transaction contemplated thereby) whether or not billed or accrued, to the extent paid or payable by the Company (or Buyer subsequent to Closing).
          1.2 The Share Purchase.
               (a) Agreement to Purchase and Sell. On the terms and subject to the conditions of this Agreement, each Seller agrees to sell, transfer and deliver to Buyer at the Closing, and Buyer agrees to purchase from each Seller at the Closing, all of such Seller’s right, title and interest in the Company Shares owned by such Seller as set forth in the applicable Schedule among Schedules A-1 through A-5, free and clear of all Encumbrances. The amount payable by the Buyer for all of the Company Shares, exclusive of all applicable sales and transfer taxes, shall be (i) the Initial Shares, at the Closing, and (ii) subsequent to the Closing, all or a portion of the Additional Shares, if any, issued by Buyer at such time and as provided for in Schedule B (Earnout Guidelines).
               (b) Allocation of the Share Purchase Price. At the Closing, each Seller holding Company Shares that are issued and outstanding as of immediately prior to the Closing will, by virtue of the Share Purchase and without any further action on the part of Buyer, the Sellers or the Company, be automatically entitled to receive for such Company Shares such number of Initial Shares that are equal to such Seller’s Pro Rata Share multiplied by the aggregate number of Initial Shares issued to Sellers in the Share Purchase. In addition, subsequent to the Closing, each Seller shall be eligible to receive such number of Additional Shares that are equal to such Seller’s Pro Rata Share multiplied by the aggregate number of Additional Shares, if any, issued by Buyer at such time, subject to the conditions set forth in and otherwise as provided for in Schedule B (Earnout Guidelines).
               (c) Aggregate Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate shares of Buyer Common Stock issued by Buyer to the Sellers hereunder and including the Escrow Shares, exceed the Purchase Price.
          1.3 Closing. The closing of the Share Purchase and the other transactions contemplated hereby (the “Closing”) shall take place on the Agreement Date. The Closing shall take place at the offices of Buyer’s Canadian counsel, Osler, Hoskin & Harcourt LLP, 100 King Street West, Suite 6300, Toronto, Ontario, Canada, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
          1.4 Closing Deliveries and Conditions to Obligations to Effect Share Purchase.
               (a) Buyer Deliveries and Conditions to the Company’s and the Sellers’ Obligations to Effect Share Purchase and other Transactions Contemplated Hereby. The obligations of the Company and the Sellers to consummate the transactions contemplated hereby shall be subject to delivery of each of the following instruments, documents or materials:

               (i) a certificate, dated as of the Closing Date and executed on behalf of the Buyer by its Secretary, certifying and attaching the Buyer’s (a) Certificate of Incorporation, or other equivalent organizational or governing documents (the “Buyer Restated Certificate”), (b) Bylaws, or other equivalent organizational or governing documents and (c) Board of Directors’ resolutions approving the Share Purchase, this Agreement and the transactions contemplated hereby;
               (ii) a written opinion from Buyer’s outside counsel, reasonably satisfactory to the Seller’s counsel, dated as of the Closing Date and addressed to the Sellers, covering the matters set forth on Exhibit B;
               (iii) a duly executed copy of an amendment to the Existing Development Agreement in the form attached hereto as Exhibit D;
               (iv) a duly executed copy of a termination agreement for the Existing Company Option in the form attached hereto as Exhibit E;
               (v) PDF copies of the stock certificates, or other evidence(s) of issuance reasonably satisfactory to the Sellers (e.g., in case of book entry issuance), representing the Initial Shares, less the Escrow Shares (Buyer will cause the original of any such physical stock certificates to be delivered to the Sellers at their respective address set forth on Schedules A-1 through A-5 hereto, or as otherwise directed by them in writing, promptly following the Closing, as applicable); and
               (vi) evidence satisfactory to the Representative that the Required Cash is in the Company’s bank account (it being understood that such Required Cash shall be so delivered only upon satisfaction of all of the conditions to Buyer’s obligations to effect the Share Purchase).
               (b) The Company’s and the Sellers’ Deliveries and Conditions to Buyer’s Obligations to Effect Share Purchase and other Transactions Contemplated Hereby. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to delivery of each of the following instruments, documents or materials:
               (i) (A) the duly updated share ledger of the Company, (B) all share certificates or other instruments, which immediately prior to the Closing, represented all issued and outstanding Company Shares (such certificates, the “Certificates”) held by each Seller, or in the event that any such Certificate has been lost, stolen or destroyed, an affidavit of lost certificate of such Seller and an indemnity in form and substance reasonably satisfactory to Buyer, all duly executed and delivered by each such Person (or if any such Certificate is not executed, a duly executed and delivered form of share transfer shall accompany such Certificate) and (C) such additional documentation as may be reasonably requested by Buyer with respect to the transactions hereunder;
               (ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying the Company’s (A) Articles of Incorporation, or other equivalent organizational or governing documents, (B) Bylaws, or other equivalent organizational or governing documents and (C) Board of Directors’ resolutions approving the Share Purchase, this Agreement and the transactions contemplated hereby;

               (iii) a written opinion from the Company’s counsel, reasonably satisfactory to Buyer, dated as of the Closing Date and addressed to Buyer, covering the matters set forth on Exhibit C;
               (iv) evidence satisfactory to Buyer of (A) the resignation of each of the directors of the Company in office immediately prior to the Closing, other than Christopher Locke and Michael Haines, as directors of the Company, effective no later than immediately prior to the Closing, together with a confirmation by such persons that such persons do not have any claims against the Company, and (B) the appointment of new directors of the Company designated by Buyer, which appointments are to become effective at the Closing, as well as any amendments to the Company’s Articles of Incorporation or Bylaws, or other equivalent organizational or governing documents, as may be necessary to effect such director appointments;
               (v) a Key Employment Agreement and Non-Competition Agreement executed by each of the Key Employees (provided, however that the Key Employee who is not a Seller will only sign a Key Employment Agreement which contains non-competition covenants, as opposed to a separate, stand-alone Non-Competition Agreement);
               (vi) a duly executed copy of an amendment to the Existing Development Agreement in the form attached hereto as Exhibit D;
               (vii) a duly executed copy of a termination agreement for the Existing Company Option in the form attached hereto as Exhibit E;
               (viii) the Company Net Working Capital Certificate, which certificate shall be accompanied by supporting documentation, information and calculations; and
               (ix) a certificate of status in respect of the Company issued by the Ontario Ministry of Government Services and, if available, each other locality in which the Company is qualified to do business as a foreign corporation.
          1.5 Net Working Capital Adjustment.
               (a) The Company shall deliver the Company Net Working Capital Certificate to Buyer not less than one (1) day prior to the Closing Date. In the event that the Company Net Working Capital as reflected on the Company Net Working Capital Certificate is greater than the Company Net Working Capital as of the Closing Date as derived from the Company’s audited balance sheet included in an exhibit to the Form 8-K Amendment by more than CDN$25,000 (the difference between the Company Net Working Capital as of the Closing Date as reflected on the Company Net Working Capital Certificate and the Company Net Working Capital as of the Closing Date as reflected on the Company’s audited balance sheet without reference to the CDN$25,000 threshold is referred to as the “Company Net Working Capital Shortfall”), the Sellers will, subject to the terms set forth below, surrender, each in accordance with their Pro Rata Share, such number of Initial Shares that are equal to such Company Net Working Capital Shortfall based on the Buyer Average Stock Price (such post-Closing adjustment will not be made from the Escrow Shares).
               (b) In the event of a Company Net Working Capital Shortfall, the Representative may object to the calculation of such Company Net Working Capital Shortfall by providing written notice of such objection to Buyer within ten (10) Business Days after Buyer’s delivery of written notice to the Sellers of a Company Net Working Capital Shortfall and its demand for the

Sellers’ surrender of the appropriate number of Initial Shares as determined in accordance with Section 1.5(a) above (the “Notice of Objection”).
               (c) If the Representative provides the Notice of Objection within the time frame set out in Section 1.5(b) above, then the parties shall confer in good faith for a period of up to ten (10) Business Days following Buyer’s timely receipt of the Notice of Objection in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.
               (d) If, after such ten (10) Business Day period, the Representative and Buyer cannot resolve any such disagreement, then the parties shall engage an auditing firm acceptable to both parties (the “Reviewing Accountant”) to review the calculation of such Company Net Working Capital Shortfall. After review of the calculation of such Company Net Working Capital Shortfall and the Company’s books and records, the Reviewing Accountant shall promptly determine the Company Net Working Capital as at the Closing Date and such determination shall be final and binding on the parties and, if required pursuant to the determination of the Reviewing Accountant, Sellers will promptly surrender the appropriate number of Initial Shares as determined in accordance with Section 1.5(a) above.
          1.6 No Further Ownership Rights in the Company Shares. All consideration paid or payable by Buyer to the Sellers in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights, title and interest of the Sellers in and to the Company Shares and there shall be no further registration of transfers (other than the transfer to Buyer contemplated herein) on the records of the Company of Company Shares which were issued and outstanding immediately prior to the Closing without the consent of Buyer.
          1.7 No Interest. No interest shall accumulate on any Buyer Common Stock payable in connection with the Share Purchase and the transactions contemplated hereby.
          1.8 Tax Consequences. Buyer makes no representations or warranties to the Sellers regarding the Tax treatment of the transactions or agreements contemplated hereby. Each Seller acknowledges that he, she or it is relying solely on his, her or its own Tax advisors in connection with this Agreement and the other transactions and agreements contemplated hereby.
          1.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and interest in, to and under, and/or possession of, the Company Shares being transferred hereunder to Buyer, the Sellers shall, and the officers and directors of the Company are fully authorized in the name and on behalf of the Company or otherwise to, take all lawful action necessary or reasonably desirable to accomplish such purpose or acts. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest any Seller with full right, title and interest in, to and under, and/or possession of, any Shares being issued or to be issued hereunder to any Seller, the Buyer shall take all lawful action necessary or reasonably desirable to accomplish such purpose or acts.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject to the disclosures set forth in the disclosure letter delivered to Buyer concurrently with the parties’ execution of this Agreement and attached to this Agreement (the “Disclosure Letter”) (each of which disclosures, in order to be effective, shall indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company under this Article II, the Company represents and warrants to the Buyer the matters set out below.
          2.1 Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has the corporate power to own its properties and to conduct its business and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation, Articles of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company. Other than the Existing Company Option, there are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital shares or other securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. The Company has no subsidiaries and does not otherwise directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.
          2.2 Capital Structure.
               (a) The authorized capital stock of the Company consists solely of 1,000,000 common shares of Company Shares. The issued and outstanding capital stock of the Company consists solely of the Company Shares, all of which are owned by the Sellers. The Company holds no treasury shares.
               (b) All issued and outstanding Company Shares were duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal, repurchase rights, redemption rights or “put” or “call” rights created by statute, the Certificate of Incorporation, Articles of Incorporation or Bylaws, or other equivalent organizational or governing documents, or any Contract to which the Company is a party or by which the Company is bound. All issued and outstanding Company Shares were issued in material compliance with all applicable Legal Requirements and all material requirements set forth in applicable Contracts. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act, or qualify under the equivalent securities laws of any of the provinces or territories of Canada or other jurisdictions, any Company Shares.
               (c) Other than the Existing Company Option, there are no warrants, options, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares, options, warrants or other rights to purchase Company Shares or other securities of the Company, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract.
               (d) To the knowledge of the Company, none of the Company’s securityholders has granted any option or other right or Encumbrance in any of the outstanding share capital of the Company.

               (e) There are no Contracts relating to voting, purchase or sale of any Company Shares (i) between or among the Company and any of its securityholders and (ii) to the knowledge of the Company, between or among any of the Company’s securityholders.
          2.3 Authority; Noncontravention.
               (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Agreements (if required) and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of Directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors of the Company, has approved and adopted this Agreement and has approved the Share Purchase.
               (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or to the knowledge of the Company, any of the Company Shares, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation, Articles of Incorporation, or Bylaws or other equivalent organizational or governing documents of the Company, as amended to date, (B) any Contract of the Company or any Contract applicable to any of its material properties or assets, or (C) any Legal Requirements applicable to the Company or its material properties or assets.
               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or, to the Company’s knowledge, any Seller in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
          2.4 Financial Statements.
               (a) The Company has delivered to Buyer its financial statements for each monthly period since inception (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP (except that the Financial Statements do not contain any notes) applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount). The Company has no obligations or liabilities of any nature required to be reflected on or reserved against in financial statements prepared in accordance with GAAP other than (i) those set forth or adequately provided for in the most recent balance sheet included in the Financial Statements (the “Company

Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since June 30, 2011 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that do not result from any breach of Contract, tort or violation of law, and (iii) those incurred by the Company in connection with the execution of this Agreement (including Transaction Expenses). Except for obligations and liabilities reflected in the Financial Statements, the Company has no off balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.
               (b) Neither the Company, nor to the Company’s knowledge, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants, directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company or any current or former employee, consultant or director of the Company, or to the Company’s knowledge, any auditor, accountant or outside representative of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Financial Statements. No attorney representing the Company has reported to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers or directors. There has been no material change in the Company accounting policies, methods or practices since the Company’s inception, except as described in the Financial Statements.
               (c) Schedule 2.4(c) of the Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
               (d) The Company has no indebtedness for money borrowed outstanding as of the Closing.
          2.5 Absence of Certain Changes. Since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and (a) there has not occurred a Material Adverse Effect on the Company, (b) except with respect to this Agreement, the Company has not made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company, (c) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, (d) the Company has not entered into, amended or terminated any Material Contract (other than any termination of a Material Contract with Buyer contemplated herein), (e) there has not occurred any amendment or change to the Certificate of Incorporation, Articles of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company, (f) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, officers, Employees or consultants (other than increases in the base salaries of Employees who are not officers in an amount that does not exceed 10% of such base salaries), (g) there has not occurred the execution of any employment agreements, change of control agreements, or service Contracts or the extension of the term of any existing employment agreement, change of control agreement, or service

Contract with any Employee, (h) there has not occurred any material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such Employees, or any labor dispute or claim of unfair labor practices involving the Company, (i) the Company has not paid or discharged any Encumbrance or liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (j) the Company has not incurred any liability to its directors, officers or shareholders (other than liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice), (k) the Company has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, (l) the Company has not made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, (m) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company, (n) the Company has not sold, disposed of, transferred or licensed to any Person any rights to any Company IP Rights (as defined in Section 2.10(a)(i)) and (o) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (n) (other than negotiations and agreements with Buyer and its representatives regarding the transactions contemplated by this Agreement).
          2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). There is no judgment, decree, injunction or order against the Company, any of its assets or properties, or, to the knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). The Company has no action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person.
          2.7 Restrictions on Business Activities. There is no Contract or, to the knowledge of the Company, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have, whether before or after consummation of the Share Purchase, the effect of prohibiting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as presently proposed to be conducted by the Company.
          2.8 Compliance with Laws; Governmental Permits.
               (a) The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. The Company, nor to the knowledge of the Company any of its directors, officers, Affiliates or employees (in their capacities as such or relating to their employment, services or relationship with the Company), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

               (b) The Company has obtained each governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s business or the holding of any such interest in each case except for such consents, licenses, permits, grants and other authorizations of which the failure to obtain would not be material to the business of the Company (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”). All of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or Company Authorization, or any failure to comply with any term or requirement of any Company Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement
               (c) The Company is not engaged in any of the activities described in the definition of “cultural business” as that term is defined in the Investment Canada Act (Canada).
          2.9 Title to Property and Assets. The Company has good and valid title to all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances. The plant, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. Schedule 2.9 of the Disclosure Letter identifies each parcel of real property leased by the Company. The Company has adequate rights of ingress and egress into any real property used in the operation of its business. The Company has heretofore provided to Buyer’s counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not own any real property.
          2.10 Intellectual Property.
               (a) As used in this Agreement, the following terms shall have the meanings indicated below:
                    (i) “Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.
                    (ii) “Company IP Rights” means (A) any and all Intellectual Property used in the conduct of the business of the Company as currently conducted or as currently proposed to be conducted by the Company; and (B) any and all other Intellectual Property owned by the Company.
                    (iii) “Company-Owned IP Rights” means (A) Company IP Rights that are owned or are purportedly owned by or exclusively licensed to the Company; and (B) Company IP Rights that were developed for the Company by full or part time employees or consultants of the Company.
                    (iv) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.
                    (v) “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.
                    (vi) “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.
                    (vii) “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.
               (b) The Company (i) owns and has independently developed or acquired, or (ii) has the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company.
               (c) The Company has not transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

               (d) The Company owns and has good and exclusive title (or exclusive rights to use pursuant to Contracts listed on Schedule 2.10(d)) to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). The right, license and interest of the Company in and to all Third Party Intellectual Property Rights licensed by the Company from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties and Permitted Encumbrances).
               (e) Neither the execution and delivery or effectiveness of this Agreement, the consummation of the transactions contemplated by the Agreement, nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company or Buyer to use, possess, sell or license any Company-Owned IP Right or portion thereof. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.
               (f) Schedule 2.10(f) of the Disclosure Letter lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. There are no actions required to be taken by the Company, including, without limitation, payment of applicable registration, maintenance and/or renewal fees, following the Closing Date, with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.
               (g) Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.
               (h) The Company is not or shall not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. The parties acknowledge and agree that the Existing Development Agreement shall not be considered a Company IP Rights Agreement. Following the Closing, Buyer will be permitted to exercise all of the Company’s rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.
               (i) None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

               (j) There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company.
               (k) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company. The Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.
               (l) The Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right.
               (m) The operation of the business of the Company as such business is currently conducted and as currently proposed to be conducted by the Company, including the Company’s use of any product, device or process used in the business of the Company as currently conducted and as currently proposed to be conducted by the Company, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company is infringing or has infringed on or misappropriated any Intellectual Property of a third party.
               (n) None of the Company-Owned IP Rights, the Company Products or the Company is subject to any proceeding or outstanding order, Contract (other than the Existing Development Agreement) or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (B) restricting the conduct of the business of the Company in order to accommodate third party Intellectual Property rights.
               (o) The Company has not received any opinion of counsel that any Company Product or the operation of the business of the Company, as previously or currently conducted, or as currently proposed to be conducted by the Company, infringes or misappropriates any Third Party Intellectual Property Rights.
               (p) The Company has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company has obtained proprietary information and invention disclosure and assignment agreements (including waivers of all moral rights) from all current and former employees and consultants of the Company.
               (q) No current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
               (r) The employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such liability is based on contractual or other legal obligations to such third party.
               (s) No current or former employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.
               (t) To the extent that any Intellectual Property that is or was Third Party Intellectual Property Right is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Company Products, the Company has a written agreement with such third party with respect thereto pursuant to which the Company either (A) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of such Intellectual Property by operation of law or by valid assignment, or (B) has obtained perpetual, non terminable (other than for breach) licenses (sufficient for the conduct of its business as currently conducted by the Company and as currently proposed to be conducted by the Company) to all such Third Party Intellectual Property Rights.
               (u) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written Contract between the Company and such third party. All use, disclosure or appropriation of Confidential Information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company having access to Confidential Information or proprietary information of any of the Company’s customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners).
               (v) Schedule 2.10(v) of the Disclosure Letter lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company). The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.
               (w) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed

Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
               (x) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Shares and funds received from Buyer under the Existing Development Agreement) was used in the development of the Company-Owned IP Rights. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
               (y) Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on their behalf to any Person of any Company Source Code. The Company is not a party to any Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.
               (z) The Company is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned IP Rights. In addition, if any Company-Owned IP Rights were acquired from a Person other than an employee of or contractor to the Company, then, such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property. The Company does not have a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned IP Rights by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.
               (aa) The Company has complied with all applicable Legal Requirements relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company including that the Company’s information processing in this regard has been carried out in accordance with applicable law, and, as and when required by applicable law and regulations, the Company has notified the relevant public authorities of its information processing. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policies. The Company has not received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.
               (bb) The Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control. The Company’s computer systems, including external communication systems, are configured in accordance with and perform in compliance with nationally and internationally accepted security standards. The computer systems hardware and software and all programs available on and run by the computer systems, perform to their optimal capacity and no errors or defects, which have not been fully remedied have been discovered therein. The computer systems contain no virus or potentially harmful program codes.
          2.11 Environmental Matters. To the knowledge of the Company, the Company (i) is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect on the Company; there is no pending or, to the knowledge of the Company, threatened investigation that might lead to such a claim.
          2.12 Taxes.
               (a) The Company has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.
               (b) The Company has duly and timely paid all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Entity. Provision has been made on the Company Balance Sheet for amounts at least equal to the amount of all Taxes owing by the Company that were not yet due and payable by the date of the Company Balance Sheet and that relate to periods ending on or prior to the date of the Company Balance Sheet.
               (c) The Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable; (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which the Company is or may be liable.
               (d) Other than those agreements and arrangements described in Section 2.12(c), the Company has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.
               (e) All income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital tax liabilities of the Company have been assessed by the relevant

Governmental Authorities and notices of assessment have been issued to the Company by the relevant Governmental Authorities for all taxation years or periods since the Company’s inception .
               (f) There are no proceedings, investigations, audits or claims now pending or threatened against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.
               (g) The Company has duly and timely withheld all Taxes and other amounts required by applicable law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employee, officer or director and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by applicable law to be remitted by it.
               (h) The Company has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by applicable law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by applicable law to be remitted by it.
               (i) Except pursuant to this Agreement or as specifically disclosed in writing to the Buyer, for purposes of the Income Tax Act (Canada) or any other applicable Tax statute, no Person or group of Persons has ever acquired or had the right to acquire control of the Company.
               (j) None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Company at any time up to and including the Closing Date.
               (k) The Company has not acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Income Tax Act (Canada).
               (l) For all transactions between the Company and any non-resident Person with whom the Company was not dealing at arm’s length during a taxation year ending on or before the Closing Date, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).
               (m) The Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and the Company’s registration number is: 823 986 203 RT0001.
               (n) The only reserves under the Income Tax Act (Canada) or any equivalent provincial or territorial statute to be claimed by the Company for the taxation year ended immediately prior to the acquisition of control by the Buyer are disclosed in Schedule 2.12(n) of the Disclosure Letter.
               (o) The Buyer has been provided with copies of all Tax Returns and all communications to or from any Governmental Entity relating to the Taxes of the Company, to the extent relating to periods or events in respect of which any Governmental Entity may by Law assess or otherwise impose any such Tax on the Company.

          2.13 Employee Benefit Plans and Employee Matters.
               (a) Schedule 2.13(a) of the Disclosure Letter sets forth a complete list of all Company Employees, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other material compensation paid since the beginning of the most recently completed fiscal year or payable to each such Employee. Schedule 2.13(a) of the Disclosure Letter also lists, if applicable, all Employees on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and specifies the last date of active employment, the reason for the absence and the expected date of return of each such Employee.
               (b) Schedule 2.13(b) of the Disclosure Letter lists, if applicable, with respect to the Company (i) all Benefit Plans; (ii) each loan to an Employee or former employee; and (iii) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any Employee or former employee. Current and complete copies of all written Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Benefit Plans which have been provided to persons entitled to benefits under the Benefit Plans have been delivered or made available to the Buyer together with copies of all material documents relating to the Benefit Plans.
               (c) Except for those written employment contracts listed in Schedule 2.13(c) of the Disclosure Letter, there are no employment contracts which are not terminable on the giving of reasonable notice in accordance with Legal Requirements.
               (d) There are no claims, pending claims nor, to the knowledge of the Company, threatened claims pursuant to any Legal Requirements relating to any Employee or former employee, including employment standards, human rights, labor relations, occupational health and safety, workers’ compensation, and pay equity.
               (e) The Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, human rights in employment, pay equity, terms and conditions of employment, employment standards (including wages, hours, vacation and overtime), labour relations, worker classification (including the proper classification of workers as independent contractors and consultants, and as employees and managers), occupational health and safety, workplace safety and insurance, and employment practices and policies. The Company is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing Legal Requirements. The Company is not liable for any material payment to any trust or other fund or to any Governmental Entity with respect to employment insurance, workplace safety and insurance, employment standards or other benefits or obligations for any of its Employees (other than routine payments to be made in the ordinary course of business and consistent with its past practice). All current assessments under workers’ compensation legislation in relation to the Company’s business have been paid or accrued by the Company. The Company has not been and is not subject to any additional or penalty assessment under such legislation which has not been paid and has not been given notice of any audit. Moreover, the Company’s accident cost experience is such that there are no pending nor, to the knowledge of the Company, potential assessments, experience rating charges or claims which could adversely affect the Company’s premium payments or accident cost experience or result in any additional payments in connection with the Company’s business. No labour organization, union or group of Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or material grievances, or other labor disputes pending or threatened against or involving the Company involving or affecting any of its Employees. No union has bargaining rights in respect of the Company or its Employees. The Company is not a party to or bound by, either directly or indirectly, voluntarily or by operation of law, any collective agreement.
               (f) The Company does not currently maintain nor has ever maintained a “multi-employer pension plan.”
               (g) Each Benefit Plan is now and always has been established, registered, amended, funded, operated and invested in all material respects in accordance with its terms and is current with the requirements of all applicable Legal Requirements. The Company has no pension plans. Except as set forth on Schedule 2.13(g) of the Disclosure Letter, the Company has no formal plan and has made no promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or change the benefits provided under any Benefit Plan. All employer and employee payments, contributions and premiums required to be remitted, paid in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Legal Requirements.
               (h) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
          2.14 Interested Party Transactions. None of the officers and directors of the Company and, to the knowledge of the Company, none of the Employees or shareholders of the Company, nor, to the knowledge of the Company, any immediate family member or other closely related person of an officer, director or Employee or shareholder of the Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than five percent (5%) of the shares of any corporation whose shares are publicly traded). None of the Company’s officers, directors, Employees or shareholders, or any members of their immediate families or other closely related Persons, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, director or Employee thereof. To the knowledge of the Company, none of said officers, directors, Employees, shareholders, or immediate family members or other closely related Persons has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of shareholders under applicable Legal Requirements.
          2.15 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.15 of the Disclosure Letter, including all legally required labor, errors and omissions, casualty, fire and general liability insurance. Schedule 2.15 of the Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible, as well all material claims made under such policies and bonds since January 1, 2005. The Company has provided or made available to Buyer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which, to the knowledge of the Company, coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has complied in all material respects with all conditions for coverage under such policies and bonds.
          2.16 Books and Records. The Company has provided to Buyer or its counsel true, correct and complete copies of each document that has been requested by Buyer or its counsel in writing in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided or made available to Buyer or its counsel complete and correct copies of (a) all documents identified on the Disclosure Letter, (b) the Articles of Incorporation and Bylaws or other equivalent organizational or governing documents of the Company, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of the Company, (d) the register of shareholders and other records reflecting all share issuances and transfers and all share option and warrant grants and agreements of the Company, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents. The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (iv) accurately and fairly reflect the basis for the Financial Statements.
          2.17 Transaction Fees and Expenses. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Purchase or any other transaction contemplated by this Agreement.
          2.18 Material Contracts.
               (a) Except for this Agreement, the Existing Development Agreement, the Existing Company Option and the Contracts specifically identified in Schedule 2.18 of the Disclosure Letter, the Company is not a party to or bound by any of the following Contracts (each a “Material Contract”):
                    (i) any Contract pursuant to which any Person has a right to market, resell or distribute any Company Product;
                    (ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than US$10,000 over the life of the Contract;
                    (iii) any Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement, other than a Contract which is terminable for any reason by the Company within one year after the date of this Agreement;

                    (iv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
                    (v) any Contract for capital expenditures in excess of US$10,000 in the aggregate;
                    (vi) any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products or services;
                    (vii) any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of US$10,000 per annum;
                    (viii) other than employment agreements already disclosed in Schedules 2.13(a), 2.13(c), 2.18 and 2.18(b) of the Disclosure Letter, any Contract (A) with any of its officers, directors, Employees or shareholders or any member of their immediate families or other closely related Persons (B) with any Person with whom the Company does not deal at arm’s length;
                    (ix) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to and/or statements regarding, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;
                    (x) all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company IP Rights or pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned IP Rights or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP Rights;
                    (xi) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of US$5,000 or less, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third Party Intellectual Property Rights;
                    (xii) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company;
                    (xiii) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;
                    (xiv) any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company;

                    (xv) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of US$5,000 per annum;
                    (xvi) other than Contracts with Employees already disclosed in Schedules 2.13(a), 2.13(c), 2.18 and 2.18(b) of the Disclosure Letter, any Contract for the employment of any director, officer, Employee or consultant of the Company or any other type of Contract with any officer, Employee or consultant of the Company that is not immediately terminable by the Company without cost or liability (except as required by applicable law), including any Contract requiring it to make a payment to any director, officer, Employee or consultant on account of the Share Purchase, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
                    (xvii) any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Shares or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares, other securities or options, warrants or other rights therefor;
                    (xviii) any Contract under which the Company provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);
                    (xix) any Contract with any labor union or any collective bargaining agreement or similar contract with its Employees;
                    (xx) any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of shares, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person (other than its subsidiaries);
                    (xxi) any Contract with any Governmental Entity or any Company Authorization;
                    (xxii) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of its business consistent with past practice or entered into with Buyer;
                    (xxiii) any settlement agreement;
                    (xxiv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Share Purchase or other transactions contemplated hereunder, either alone or in combination with any other event; or
                    (xxv) any other oral or written Contract or obligation not listed in clauses (i) through (xxiv) that individually had or has a value or payment obligation in excess of

US$10,000 over the life of the Contract or is otherwise material to the Company or its businesses, operations, financial condition, properties or assets.
               (b) Except as set forth on Schedule 2.18(b), all Material Contracts are in written form and have been entered into in the ordinary course of the Company’s business. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default nor any event of default or event, occurrence, condition or act, with respect to the Company or to the Company’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or an event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any material remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible material breach of, or material default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Buyer prior to the Closing Date.
          2.19 Export Control Laws. The Company has conducted its export transactions in accordance in all respects with applicable provisions of all export control laws and regulations that apply to the Company. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals required for its exports of products, software, expert assistance and technologies; (b) the Company is in compliance with the terms of all applicable export licenses or other approvals; (c) there are no pending or, to the knowledge of the Company, threatened or threatening claims against the Company with respect to such export licenses or other approvals; (d) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims; and (e) no consents or approvals for the transfer of export licenses to Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost.
          2.20 Customers and Suppliers. The Company does not have any outstanding material disputes with any customer or supplier, and the Company has no knowledge of any material dissatisfaction on the part of any customer or supplier. The Company has not received any information from any customer or supplier that such customer or supplier shall not continue as a customer or supplier of the Company (or the Buyer) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Buyer).
          2.21 Transaction Fees. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Purchase or any other transaction contemplated by this Agreement. Set forth in Schedule 2.21 to the Company Disclosure Letter is the Company’s good faith estimate of all Transaction Expenses (including Transaction Expenses reasonably anticipated to be incurred in the future, other than in connection with review of the Registration Statement).
          2.22 Anti-Bribery Compliance. Neither the Company, nor to the knowledge of the Company, any employee, or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 or any other similar laws, statute, rule or regulation of any country including any regarding unlawful influence of any Person for business advantage, or made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment to any Person.
          2.23 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE III
ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS
     Each of the Sellers, severally and not jointly, represents and warrants to Buyer as follows:
          3.1 Ownership; Authority; Noncontravention.
               (a) Such Seller is the legal and beneficial owner of, and hold good and marketable title to that number of Company Shares set forth opposite such Seller’s name on the applicable Schedule A-1 through A-5. Such Company Shares constitute such Seller’s entire interest in all the outstanding Company Shares or other securities of the Company. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Company Shares held by such Seller. The Company Shares held by such Seller are free and clear of any and all Encumbrances, other than restrictions imposed by applicable securities laws.
               (b) Such Seller is a natural person. Such Seller has all requisite legal capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
               (c) This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
               (d) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under any Contract, law, rule, regulation, judgment, decree or order by which such Seller is bound.
          3.2 Purchase for Own Account. The Shares to be received by Seller hereunder will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.
          3.3 Disclosure of Information. At no time was Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Shares received hereunder. Seller has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be received by Seller under this Agreement. Seller further has had an opportunity to ask questions and receive answers regarding the terms and conditions of the Shares and to obtain additional information necessary to verify any information furnished to Seller or to which Seller had access.
          3.4 Investment Experience. Seller understands that an investment in the Shares involves substantial risk. Seller acknowledges that it can bear the economic risk of its receipt of the Shares pursuant to the terms hereof. Such Seller is not a non-resident of Canada for purposes of the Income Tax Act (Canada) and the office in which such Seller’s investment decision was made is located in Canada.
          3.5 Restriction on Resales. Seller acknowledges that the Shares to be issued pursuant to this Agreement are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Shares, (i) may not be sold, transferred or otherwise disposed of without registration under the Securities Act or unless an exemption from registration is available, (ii) must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available, and (iii) shall bear appropriate legends indicating such restrictions on resale, transfer and/or disposition. Seller understands that the Shares are not registered under the Securities Act on the ground that the exchange provided for in this Agreement and the issuance hereunder is exempt from registration under the Securities Act pursuant to Regulation S, and that the Buyer’s reliance on such exemption is predicated on the Seller’s representations set forth herein. In the absence of an effective registration statement covering such Shares (as contemplated by Section 5.4), Seller will sell, transfer or otherwise dispose of such Shares only in a transaction for which an exemption from registration under the Securities Act is available. Seller further understands that when available, there is no guarantee that any such exemptions will allow Seller to dispose of or otherwise transfer any or all of the Shares under the circumstances, in the amounts or at the times Seller might propose. Seller also acknowledges that the Shares may be subject to resale restrictions under Canadian provincial securities laws.
          3.6 Non-United States Resident Sellers. Each Seller represents and warrants that: (a) such Seller is resident outside the United States; (b) such Seller certifies that such seller is not a U.S. Person (a “Non-U.S. Person”) as defined under Rule 902 of Regulation S promulgated under the Securities Act and is not acquiring the Shares for the account or benefit of any U.S. Person; and (c) at the time of the Closing, such Seller will be outside the United States.
          3.7 Regulation S Requirements. Each Seller has been advised and acknowledges that:
               (a) the Shares have not been, and when issued, will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country;
               (b) in issuing the Shares pursuant hereto, Buyer is relying upon the exemption from registration provided by Regulation S under the Securities Act and the conditions required therein;
               (c) it is a condition to the availability of the Regulation S safe harbor that the Shares not be offered or sold in the United States or to a U.S. Person until the expiration of a period of one year following the date of the Closing (the “Distribution Compliance Period”);
               (d) prior to the expiration of the Distribution Compliance Period, the Shares may be offered and sold by the Seller only if such offer and sale is made in compliance with the terms of this Agreement and either: (1) the offer or sale is within the United States or to or for the account of a U.S. Person and pursuant to an effective registration statement, Rule 144 or an exemption from the registration requirements of the Securities Act; or (2) the offer and sale is outside the United States and to other than a U.S. Person;
               (e) the foregoing restrictions are binding upon subsequent transferees of the Shares except for transferees pursuant to an effective registration statement, Rule 144 or an exemption from the registration requirements of the Securities Act;
               (f) after the Distribution Compliance Period, the Shares may be offered or sold within the United States or to or for the account of a U.S. Person only in accordance with this Agreement and pursuant to applicable securities laws;
               (g) at the time of offering to such Seller and communicating to the Seller the offer to purchase his Company Shares, for his Pro Rata Share of the Shares, and at the time of Seller’s execution of this Agreement, such Seller was outside the United States; and
               (h) such Seller is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).
          3.8 Non-U.S. Person Covenants. Each Seller hereby covenants that:
               (a) with respect to the Shares, until the expiration of the Distribution Compliance Period, such Seller and its agents or representatives have not and will not solicit offers to buy, offer for sale or sell any of the Shares or any beneficial interest therein in the United States or to or for the account of a U.S. Person unless such offer and sale is made pursuant to an effective registration statement, Rule 144 or another applicable exemption from the registration requirements of the Securities Act;
               (b) such Seller has not engaged and will not engage or cause any third party to engage in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Shares; and
               (c) the Seller will not engage in hedging transactions (within the meaning of Rule 903(b)(3)(iii)(B)(2) of Regulation S) with regard to the Shares unless in compliance with the Securities Act.
          3.9 Legends. It is understood that the certificates evidencing the Shares will bear the following legends similar to those set forth below.
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE SECURITIES LAWS OF OTHER STATES AND JURISDICTIONS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER

OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. PRIOR TO ONE YEAR FROM AUGUST 2, 2011 (THE “CLOSING DATE”), THE SHARES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(k) OF REGULATION S ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SHARES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PURCHASERS OF SHARES PRIOR TO ONE YEAR FROM THE CLOSING DATE MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES AND PROVIDED THAT HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. A HOLDER OF THE SECURITIES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT PRIOR TO ONE YEAR FROM THE CLOSING DATE RESELL THE SECURITIES TO A U.S. PERSON AS DEFINED BY RULE 902(k) OF REGULATION S UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.
          3.10 Key Employee Representations. Each of the Sellers who is a Key Employee represents as follows:
               (a) Each such Seller has not violated or breached, and will not violate or breach, any of its obligations or duties, if any, owed to any of its other former employers, including, but not limited to, its obligations or duties regarding (a) misappropriation or misuse of a former employer’s Intellectual Property or other confidential information, (b) non-solicitation of a former employer’s employees, consultants, customers or other business associates, or (c) non-competition. Each such Seller represents that he or she will not utilize a former employer’s Intellectual Property or other confidential or proprietary information in connection with his or her duties with the Company subsequent to the Closing.
               (b) There is no action, suit, proceeding, arbitration, mediation, complaint, claim, charge or, to such Seller’s knowledge, investigation before any court, arbitrator, mediator or governmental body, pending, or currently threatened against such Seller arising out of his or her prior employment or consultancy, nor, to such Seller’s knowledge, do any reasonable grounds exist for a third party to initiate such an action.
               (c) Other than payment of wages and benefits due under the Company’s current pay cycle, and any accrued vacation, such Seller has no claim or basis for a claim against the Company. Such Seller has no current intention of terminating employment with the Company, including following the Share Purchase.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Company and the Sellers as follows:
          4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has the corporate power to own its properties and to conduct its business and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to Buyer. Buyer is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws, each as amended as of the Agreement Date.
          4.2 Authority; Noncontravention.
               (a) Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each Ancillary Agreement to which the Buyer is a party has been duly executed and delivered by Buyer and each constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of Directors of Buyer, by resolutions duly passed (and not thereafter modified or rescinded), has approved and adopted this Agreement and has approved the Share Purchase.
               (b) The execution and delivery of this Agreement and each of the Ancillary Agreement by the Buyer do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws, each as amended as of the Agreement Date, or (ii) any Contract or applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Buyer’s ability to consummate the Share Purchase or to perform its obligations under this Agreement or the Ancillary Agreements.
               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings which may need to be made under applicable state and federal securities laws and the securities laws of any foreign country, (ii) such filings and notifications as may be required to be made by Buyer in connection with the Share Purchase under applicable antitrust laws and the expiration or early termination of applicable waiting periods under applicable antitrust laws, (iii) the filing of the Form 8-K and the Form 8-K Amendment with the SEC, (iv) the filing of the Registration Statement (as such term is defined in Section 5.4 below) and (v) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company or Buyer and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements.

          4.3 Buyer Shares. The Shares have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances and restrictions, except for restrictions on transfer imposed by the provisions of Section 5.5 of this Agreement and applicable securities laws.
          4.4 Offering. Assuming the accuracy of each Seller’s representations set forth in Article III of this Agreement, the offer, issuance and sale of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.
          4.5 Capitalization. Buyer has the duly and validly authorized capital stock as set forth in the SEC Filings. All of the issued and outstanding shares of Buyer’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Buyer. Except as described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Buyer is or may be obligated to issue any equity securities of any kind. Except as described in the SEC Filings, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Buyer and any of the securityholders of Buyer relating to the securities of Buyer held by them.
          4.6 SEC Filings; Business. The SEC Filings are the only filings required of Buyer pursuant to the Exchange Act since the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Buyer is engaged in all material respects only in the business described in the SEC Filings, and the SEC Filings contain an accurate description in all material respects of the business of Buyer.
          4.7 Absence of Certain Changes. Since March 31, 2011, except as identified and described in the SEC Filings, there has not been:
               (a) any change in the consolidated assets, liabilities, financial condition or operating results of Buyer from that reflected in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, except for changes in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect on Buyer;
               (b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of Buyer, or any redemption or repurchase of any securities of Buyer;
               (c) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of Buyer or its subsidiaries;
               (d) any waiver, not in the ordinary course of business, by Buyer or any of its subsidiaries of a material right or of a material debt owed to it, other than inter-company debt;
               (e) any satisfaction or discharge of any Encumbrance or payment of any obligation by Buyer or its subsidiaries, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of Buyer;
               (f) any change or amendment to Buyer’s Certificate of Incorporation or Bylaws, each as amended as of the Agreement Date;

               (g) the loss of the services of any executive officer (as defined in Rule 405 under the Securities Act) of Buyer; or
               (h) the loss of any customer or supplier which would reasonably be expected to have a Material Adverse Effect on Buyer.
          4.8 SEC Filings; S-3 Eligibility.
               (a) As of their respective dates of filing with the SEC, the SEC Filings complied as to form in all material respects with the applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (b) Buyer is eligible to use Form S-3 to register the resale of the Initial Shares as contemplated by Section 5.4 of this Agreement.
          4.9 Tax Matters. Buyer has properly completed and timely filed (or filed applicable extensions therefore) all material Tax Returns required to have been filed by Buyer and paid all Taxes shown thereon, other than any such Taxes which Buyer is contesting in good faith and for which adequate reserves have been provided and reflected in Buyer’s financial statements included in the SEC Filings. The charges, accruals and reserves on the books of Buyer in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Buyer nor, to Buyer’s knowledge, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to Buyer. All Taxes and other assessments and levies that Buyer is required to withhold or to collect for payment have been duly withheld and collected and timely paid, other than any such Taxes which Buyer is contesting in good faith and for which adequate reserves have been provided and reflected in Buyer’s financial statements included in the SEC Filings. There are no Tax liens or claims pending or, to Buyer’s knowledge, threatened against Buyer or its assets or property.
          4.10 Title to Properties. Except as disclosed in the SEC Filings, Buyer and each of its subsidiaries holds any leased real or material personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.
          4.11 Certificates, Authorities and Permits. Buyer possesses adequate certificates, authorities or permits issued by appropriate Governmental Entities necessary to conduct the business now operated by it, except to the extent failure to possess such certificates, authorities or permits would not reasonably be expected to have a Material Adverse Effect on Buyer, and Buyer has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to Buyer, would reasonably be expected to have a Material Adverse Effect on Buyer.
          4.12 Labor Matters.
               (a) Buyer is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice, except as would not reasonably be expected to have a Material Adverse Effect on Buyer.
               (b) There is no labor dispute, strike or work stoppage against Buyer pending or, to the knowledge of Buyer, threatened which would reasonably be expected to materially interfere with the business activities of Buyer. Neither Buyer, nor to the knowledge of Buyer, any of its representatives or employees, has committed any unfair labor practice in connection with the operation of the business of Buyer, and there is no charge or complaint against Buyer by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of Buyer, threatened.
          4.13 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of Buyer as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in the financial statements of Buyer included in the SEC Filings filed prior to the date hereof, neither Buyer nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Buyer.
          4.14 Compliance with NASDAQ Continued Listing Requirements. Buyer is in compliance with applicable continued listing requirements of The NASDAQ Stock Market. There are no proceedings pending or, to Buyer’s knowledge, threatened against Buyer relating to the continued listing of the Buyer Common Stock on The NASDAQ Global Market and Buyer has not received any currently pending notice of the delisting of Buyer Common Stock from The NASDAQ Global Market.
ARTICLE V
ADDITIONAL AGREEMENTS
          5.1 Public Disclosure. None of Buyer, the Company or any Seller will make or permit any person or entity controlled by it to make any public disclosure of, or otherwise disclose to any person (other than its officers, employees, investment bankers, accountants, attorneys and agents whose duties require them to have access to such information), the existence or terms of this Agreement without the prior written consent of Buyer, on the one hand, and Representative, on the other hand on behalf of all Sellers, unless such disclosure is required by law (including securities laws and regulations) or the rules of any securities exchange on which the securities of Buyer are traded, in which case Buyer shall use its reasonable best efforts to provide the Representative with a reasonable opportunity to review and provide input with respect to any such required disclosure. Subject to the foregoing, the Representative and the Buyer will consult with each other prior to making any public announcement regarding the Share Purchase and the other transactions contemplated by this Agreement.
          5.2 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other transactions contemplated hereby, including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Share Purchase and the other transactions contemplated hereby.
          5.3 Consent and Waiver; Termination of Existing Agreements. By their execution of this Agreement, the Sellers unanimously approve the transfer of the Company Shares to Buyer, and each Seller hereby gives any consents or waivers that are reasonably required for the consummation of the Share Purchase under the terms of any agreement or instrument to which such Seller is a party or subject to or in respect of any rights such Seller may have in connection with the Share Purchase or the other transactions provided for pursuant to this Agreement (whether such rights exist under the Articles of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company, any Contract with the Company, under statutory or common law or otherwise). From and after the Closing, each Seller’s right to receive any consideration pursuant to Article I of this Agreement on the terms and subject to the conditions set forth in this Agreement, including Schedule B with respect to the Additional Shares, shall constitute such Seller’s sole and exclusive right against the Company and/or Buyer in respect of such Seller’s ownership of, or right to acquire ownership of, Company Shares or status as a shareholder of the Company or any agreement or instrument with the Company pertaining to Company Shares or such Seller’s status as a shareholder of the Company.
          5.4 Form S-3 Registration Statement.
               (a) No later than twenty (20) days after the Closing Date, Buyer shall prepare and file with the SEC a shelf registration statement on Form S-3 (or, if Form S-3 is not then available to the Buyer, on such form of registration statement as is then available to effect a registration for resale of the Shares), covering the resale of the Initial Shares (the “Registration Statement”). Each Seller agrees to cooperate with Buyer as reasonably requested by Buyer in connection with the preparation and filing of the Registration Statement. Buyer shall provide copies to and permit one counsel for the Sellers to review the Registration Statement and all amendments and supplements thereto at least two (2) Business Days prior to its filing with the SEC. Buyer covenants and agrees for the benefit of all the Sellers that Buyer shall use reasonable best efforts to cause the Registration Statement to be declared effective as soon as practicable following the Closing Date. Buyer shall notify each Seller as promptly as practicable after the Registration Statement is declared effective by the SEC and shall provide each Seller with such number of copies of any related prospectus and all amendments and supplements thereto as each Seller may reasonably request to be used in connection with the sale or other disposition of the Shares.
               (b) For not more than forty-five (45) consecutive days or for a total of not more than sixty (60) days in any twelve (12) month period, Buyer may suspend the use of any prospectus included in the Registration Statement in the event that Buyer’s Board of Directors determines in good faith that such suspension is necessary to (a) delay the disclosure of material non-public information concerning Buyer, the disclosure of which at the time is not, in the good faith opinion of Buyer’s Board of Directors, in the best interests of Buyer and its stockholders, or (b) amend or supplement any such Registration Statement or the related prospectus so that such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”). Buyer shall promptly notify each Seller upon such determination of an Allowed Delay and shall also promptly notify each Seller upon expiration or termination of an Allowed Delay.
               (c) Buyer will pay all expenses associated with the Registration Statement, including filing and printing fees, Buyer’s counsel and accounting fees and expenses, but excluding the Sellers’ expenses in connection with their counsel’s review of the Registration Statement. Each Seller shall be (and Buyer, the Company and each other Seller shall not be) responsible for his own expenses

(including broker’s fees and, if applicable, fees of underwriters (including any discounts, commissions or other selling concessions), selling brokers, dealer managers or similar securities industry professionals) with respect to the Initial Shares being sold.
               (d) Buyer shall maintain the effectiveness of the Registration Statement until the earliest to occur of: (i) the first anniversary of the date the Registration Statement is first declared effective by the SEC, (ii) the date that all of the Initial Shares may be sold under Rule 144 under the Securities Act or (iii) the date that all of the Shares have actually been sold (the “Registration Expiration Date”).
               (e) Buyer shall use reasonable best efforts to effect the registration of the Initial Shares in accordance with the terms hereof, and pursuant thereto (and without limitation) Buyer shall:
               (i) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and any related prospectus as may be necessary to keep the Registration Statement effective until the Expiration Date and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Initial Shares covered thereby.
               (ii) use reasonable best efforts to (a) prevent the issuance of any stop order or other suspension of effectiveness and (b) if such order is issued, obtain the prompt withdrawal of any such order.
               (iii) use reasonable best efforts to cause the Initial Shares to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by Buyer are then listed.
               (iv) promptly notify the Sellers, at any time prior to the Expiration Date, upon discovery that, or upon the happening of any event as a result of which, the prospectus contained in the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to each Seller a supplement to or an amendment of such prospectus as may be necessary so that such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
               (v) promptly notify the Sellers of any request by the SEC (a) to review the Registration Statement and any of Buyer’s other filings with the SEC prior to declaring the Registration Statement effective, (b) for the amending or supplementing of the Registration Statement, or (c) for additional information related to the Registration Statement.
               (f) Obligations of the Sellers.
               (i) Each Seller shall furnish in writing to Buyer such information regarding itself and the intended method of disposition of the Initial Shares held by such Seller, as shall be reasonably required to effect the registration of such Initial Shares and shall execute such documents in connection with such registration as Buyer may reasonably request. At least three (3) Business Days prior to the first anticipated filing date of the Registration Statement, Buyer shall notify each Seller of the information Buyer requires from such Seller. A Seller shall provide such information to Buyer at least one (1) Business Day prior to the first anticipated filing date of such Registration Statement if such Seller elects to have any of the Initial Shares held by such Seller included in the Registration Statement. Upon Buyer’s request, such Seller shall update the information previously provided by such Seller to Buyer for inclusion in the Registration Statement.
               (ii) Each Seller agrees that, upon receipt of a written notice from Buyer of the commencement of an Allowed Delay, such Seller will immediately discontinue disposition of Initial Shares pursuant to the Registration Statement until the Seller is advised by Buyer that such dispositions may again be made.
               (g) Indemnification.
               (i) Indemnification by Buyer. Buyer will indemnify and hold harmless each Seller against any losses, claims, damages or liabilities, joint or several, to which such Seller may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement thereof; (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation by Buyer of the Securities Act or any rule, regulation, law, order, ruling or decree promulgated thereunder applicable to the Buyer and relating to action or inaction required of Buyer in connection with such registration; and will reimburse each Seller for any legal (but only with respect to one law firm on behalf of all Sellers) or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Buyer will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by a Seller in writing for use in such Registration Statement or prospectus. The indemnification provided for under this Section 5.4(g)(i) shall survive the transfer of Shares by the Sellers.
               (ii) Indemnification by Sellers. Each Seller will, severally and not jointly, indemnify and hold harmless Buyer and its officers, directors, and each other person, if any, who controls Buyer within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which it may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement thereof; and (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Buyer, and each such officer, director, stockholder and or person who controls Buyer within the meaning of the Securities Act for any legal (but only with respect to one law firm on behalf of all such indemnified parties) or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, but only if and to the extent that the applicable untrue statement or omission or the alleged untrue statement or omission is contained in any information furnished in writing by or on behalf of the applicable Seller to Buyer for inclusion in such Registration Statement or prospectus or amendment or supplement thereto. The indemnification provided for under this Section 5.4(g)(ii) shall survive the transfer of Shares by the Sellers.

               (iii) Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Section 5.4(g) shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification under this Section 5.4(g), and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification under this Section 5.4(g) shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person; and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time. No indemnifying party will, except with the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnifying party will be liable to any indemnified party under this Section 5.4(g) for any settlement by such indemnified party effected without the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
               (iv) Contribution. If for any reason the indemnification provided for in this Section 5.4(g) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, in no event shall the contribution obligation of a Seller be greater in amount than the dollar amount of the proceeds received by it upon the sale of the Shares giving rise to such contribution obligation.
          5.5 Transfer Restrictions.
               (a) Following the Closing Date, the Sellers, in the aggregate, may not in any day sell Initial Shares exceeding 10% of the average daily volume of Buyer Common Stock on The NASDAQ Global Market for the previous ten (10) trading days. In addition, and subject to the foregoing daily volume limitations, the Sellers, in the aggregate, may not sell more than (i) 62.5% of the Initial Shares in the three-month period following the Closing Date, (ii) an aggregate of 75% of the Initial Shares in the six-month period following the Closing Date, and (iii) an aggregate of 87.5% of the Initial Shares in the nine-month period following the Closing Date, and following the nine-month anniversary of the Closing Date shall be no further restrictions on the sale of the Initial Shares (subject to the daily volume limitations in the first sentence above.
               (b) With respect to each tranche of Additional Shares, if any, issued to the Sellers, the Sellers, in the aggregate, may not (i) sell more than 25% of such Additional Shares in the three-month period following the issuance of such tranche, (ii) sell more than an aggregate of 50% of such Additional Shares in the six-month period following the issuance of such tranche, (iii) sell more than an aggregate of 75% of such Additional Shares in the nine-month period following the issuance of such tranche, and following the nine-month anniversary of the issuance of such tranche there shall be no further restrictions on the sale of such Additional Shares (subject to the daily volume limitations in (iv), and (iv) in any day sell Additional Shares exceeding 10% of the average daily volume of Buyer Common Stock on The NASDAQ Global Market for the previous ten (10) trading days, provided that such restriction with respect to each tranche of Additional Shares will expire on the one-year anniversary of the issuance of such tranche of Additional Shares.
          5.6 Employment Matters.
               (a) Immediately following Closing, the existing Employees will remain employed by the Company and will receive the same terms and conditions of employment under which they are currently employed (other than as set out in this Section 5.6), including a salary which is equal to such Employee’s existing salary, except that the two Key Employees specified on Schedule 5.6(a) will receive an increase in their salary as specified on Schedule 5.6(a).
               (b) Within thirty (30) days of Closing, Buyer will provide new stock option grants to each current non-employee, non-shareholder director of the Company who remains as an advisory board or board member of the Company subsequent to the Closing, as set out in further detail on Schedule 5.6(b), but will not provide option grants to the Key Employees, other than the Key Employee specified on Schedule 5.6(b). Buyer covenants and agrees that subsequent to the Closing, new and existing non-stockholder Employees of the Company will be granted stock options from Buyer’s existing stock option plan in connection with their hiring, in an amount and on terms consistent with stock options currently offered by Buyer to new hires.
          5.7 Target Financials. The Key Employees will cooperate with and assist Buyer, both prior to and subsequent to the Closing Date, in Buyer’s efforts to prepare the financial statements of the Company that Buyer will be required to file with the SEC under Items 2.01 and 9.01 of Form 8-K (the “Target Financials”). The Company shall reimburse one-half of Buyer’s reasonable, actual out-of-pocket fees and expenses incurred in connection with the preparation and review of the Target Financials; provided, however, that the Company’s reimbursement obligation shall in no event exceed US$25,000 in the aggregate.
          5.8 Stub Period Returns. Buyer shall cause the Company to duly and timely make or prepare all Tax Returns required to be made or prepared by them and to duly and timely file all Tax Returns required to be filed by them for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Buyer may cause the Company to make the election referred to in subsection 256(9) of the Income Tax Act (Canada), and comparable provisions of applicable provincial or territorial legislation, and to file such election(s) for the Company’s taxation year(s) ending immediately before the Closing Time. Buyer shall also cause the Company to duly and timely make or prepare all Tax Returns required to be made or prepared by it and to duly and timely file all Tax Returns required to be filed by it for periods beginning before and ending after the Closing Date. The Sellers and Buyer shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return of the Company for a period ending on, prior to or including the Closing Date and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable law with respect to Taxes.
          5.9 Rule 144 Compliance. With a view to making available to the Sellers the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of Buyer to the public without registration or pursuant to an effective registration statement, Buyer shall:

               (a) use reasonable best efforts to make and keep available adequate current public information as contemplated by Rule 144(c) under the Securities Act at all times after the Closing Date;
               (b) use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required to be filed by Buyer under the Securities Act and the Exchange Act; and
               (c) furnish to any Seller so long as the Seller owns Shares, promptly upon request, a written statement by Buyer regarding its compliance with the reporting requirements of Rule 144 under the Securities Act.
          5.10 Closing Expenses Certificate. Within thirty (30) days of Closing, the Representative shall deliver to the Buyer the Closing Expenses Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Buyer to verify and determine the amount of Transaction Expenses.
ARTICLE VI
AMENDMENT AND WAIVER
          6.1 Amendment. The parties hereto may amend this Agreement at any time, but only pursuant to an instrument in writing signed by all of the parties hereto. Buyer and Representative (on behalf of the Sellers) may cause the Agreement to be amended at any time thereafter by execution of an instrument in writing and signed by them, and any such amendment shall be binding on all Sellers.
          6.2 Extension; Waiver. At any time after the Closing, the Representative (on behalf of the Sellers) and Buyer may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of the Buyer or the Representative (on behalf of the Sellers) to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting the extension or waiver. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
ARTICLE VII
ESCROW FUND AND INDEMNIFICATION
          7.1 Escrow.
               (a) On the Closing, Buyer will withhold the Escrow Shares from the Initial Shares issuable to the Sellers in the Share Purchase. The Escrow Shares shall be available to compensate Buyer (on behalf of itself or any other Buyer Indemnified Person (as such term is defined in Section 7.2 below)) for Indemnifiable Damages (as such term is defined in Section 7.2 below) pursuant to the indemnification obligations of the Sellers until 11:59 p.m. California time on the first anniversary of the Closing Date (the “Escrow Release Date”). No portion (nor all) of the Escrow Shares, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by any of the Sellers, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any of the Sellers, in each case prior to the disbursement of the Escrow Shares to the Sellers in accordance with Section 7.1(b) below.
               (b) Within five (5) Business Days following the Escrow Release Date, Buyer will disburse to the Sellers the Escrow Shares less (i) that portion of the Escrow Shares retained by Buyer in satisfaction of claims for indemnification in accordance with Article VII of this Agreement, and (ii) that portion of the Escrow Shares that is determined, in the reasonable judgment of Buyer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate (as defined in Section 7.5 below) delivered to the Representative prior to the Escrow Release Date in accordance with Article VII of this Agreement. Any portion of the Escrow Shares held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not retained by Buyer upon the resolution of such claims shall be released to the Sellers within five (5) Business Days following resolution of such claims. Buyer will retain Escrow Shares in satisfaction of claims for indemnification under this Agreement based on the Buyer Average Stock Price.
          7.2 Indemnification.
               (a) By Sellers. Subject to the limitations set forth in this Article VII, the Sellers shall severally (each in accordance with his Pro Rata Share), and not jointly, indemnify and hold harmless Buyer and its officers, directors, agents and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act (each of the foregoing being referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against any and all losses, liabilities, damages, fees, Tax, interest, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, whether or not due to a third-party claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Sellers or the Company in this Agreement or the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter) to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Sellers or the Company in any certificate (other than the Company Net Working Capital Certificate and the Closing Expenses Certificate) delivered to Buyer pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Buyer, (iii) any breach of or default in connection with any of the covenants or agreements made by the Sellers or the Company (but in the case of the Company, only covenants in respect of the time period prior to Closing) in this Agreement and (iv) any Indemnifiable Transaction Expenses. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Subject to the limitations set forth in this Article VII and for greater certainty, any liability of the Sellers collectively for Indemnifiable Damages under this Article VII, as between the Sellers, shall be determined by multiplying the total amount of the Indemnifiable Damages by each Seller’s Pro Rata Share.
               (b) By Buyer. Subject to the limitations set forth in this Article VII, Buyer shall indemnify and hold harmless each of the Sellers (each being referred to individually as a “Seller Indemnified Person,” collectively as “Seller Indemnified Persons,” and together with the Buyer Indemnified Persons, “Indemnified Persons”) from and against any and all Indemnifiable Damages arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by Buyer in this Agreement to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by Buyer in any certificate delivered to the Sellers pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to the Sellers and (iii) any breach of or default in connection with any of the covenants or agreements made by Buyer or the Company (but in the case of the Company, only covenants in respect of the time period following Closing, unless any such breach of covenant arises out of an action taken by Chris Locke or Michael Haines as officers of the Company, or by any Key Employee who was appointed as an officer of the Company by Chris Locke or Michael Haines, without authorization from the Company’s Board of Directors) in this Agreement. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.
          7.3 Indemnifiable Damage Basket; Other Limitations.
               (a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for Indemnifiable Damages in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of the first sentence of Section 7.2(a) or Section 7.2(b) (and that does not involve fraud, willful breach or intentional misrepresentation by the Sellers or the Company on the one hand or Buyer on the other hand, as applicable, or any inaccuracy or breach of any of the representations and warranties in Section 2.12 (Taxes)), unless such claim (together with all such other claims) is for Indemnifiable Damages in an aggregate amount greater than USD$50,000 (the “Basket”), in which case the Indemnified Person may make claims for indemnification and such Indemnified Person will be entitled to be indemnified for all Indemnifiable Damages (including the amount of the Basket), but subject to the further limitations set out herein.
               (b) Recovery from the Escrow Shares shall be the sole and exclusive remedy for the indemnity obligations of the Sellers under this Agreement for the matters listed in clauses (i) and (ii) of the first sentence of Section 7.2(a). Recovery from the Escrow Shares shall, to the extent available, also be the remedy for the indemnity obligations of the Sellers under this Agreement for the matters listed in clauses (iii) and (iv) of the first sentence of Section 7.2(a); however to the extent Escrow Shares are unavailable at the time of such indemnification, such indemnity obligations may be recovered through cash payments. In any event, the maximum amount recoverable by the Buyer Indemnified Persons under this Article VII, in the aggregate, is an amount equal to the value of the Escrow Shares (and as against each Seller, the value of the Escrow Shares of such Seller), based on the Buyer Average Stock Price, except that (i) there shall be no limitation in the case of fraud, willful breach or intentional misrepresentation, or in the case of an indemnity claim under Section 7.2(a)(iv), (ii) the limitation shall be an amount equal to the value of the Initial Shares (and as against each Seller, the value of the Initial Shares of such Seller), based on the Buyer Average Stock Price, in the case of any failure of any of the representations and warranties contained in Section 2.2(b) and 2.2(e) (Capital Structure), Section 2.3 (Authority; Noncontravention), Section 2.10 (Intellectual Property), Section 2.12 (Taxes), Section 3.1(c) and 3.1(d) (Ownership; Authority; Noncontravention) or Section 3.10 (Key Employee Representations) to be true and correct, (iii) the limitation shall be an amount equal to (A) the value of the Initial Shares (and as against each Seller, the value of the Initial Shares of such Seller), based on the Buyer Average Stock Price plus (B) the value of all tranches of Additional Shares actually issued to the Sellers pursuant to Schedule B (Earnout Guidelines) (and as against each Seller, the value of the Additional Shares actually issued to such Seller), based on, with respect to each tranche of Additional Shares, the average of the closing prices of the Buyer Common Stock on The NASDAQ Global Market for the ten (10) trading days ending on the trading day immediately preceding the issuance date of such tranche of Additional Shares, in the case of any failure of any of the representations and warranties contained in Section 2.2(a) and 2.2(c) (Capital Structure) and Section 3.1(a) and 3.1(b) (Ownership; Authority; Noncontravention) to be true and correct and (iv) the limitation shall be an amount equal to (A) the value of the Initial Shares (and as against each Seller, the value of the Initial Shares of such Seller), based on the Buyer Average Stock Price plus (B) 50% of the value of all tranches of Additional Shares actually issued to the Sellers pursuant to Schedule B (Earnout Guidelines) (and as against each Seller, 50% of the value of the Additional Shares actually issued to such Seller), based on, with respect to each tranche of Additional Shares, the average of the closing prices of the Buyer Common Stock on The NASDAQ Global Market for the ten (10) trading days ending on the trading day immediately preceding the issuance date of such tranche of Additional Shares, in the case of any failure of any of the representations and warranties contained in Section 2.2(d) (Capital Structure) to be true and correct, (the representations specified in clauses (ii), (iii) and (iv) of this sentence, collectively, the “Seller Special Representations”). The maximum amount recoverable by the Seller Indemnified Persons under this Article VII, in the aggregate, is an amount equal to the value of the Escrow Shares, based on the Buyer Average Stock Price, except that (i) there shall be no limitation in the case of fraud, willful breach or intentional misrepresentation, (ii) the limitation shall be the Additional Shares in the event that Buyer fails to issue Additional Shares as and when required to do so under the terms of this Agreement and Schedule B (Earnout Guidelines), or Buyer commits a material breach of any of its covenants in Schedule B (Earnout Guidelines) and fails to cure such breach within the time frame set forth in Schedule B (Earnout Guidelines), including, without limitation, a breach of Buyer’s obligations to fund the Company as set forth in Schedule B (Earnout Guidelines), and (iii) the limitation shall be an amount equal to the value of the Initial Shares, based on the Buyer Average Stock Price, in the case of any failure of any of the representations and warranties contained in Section 4.2 (Authority; Noncontravention), Section 4.3 (Buyer Shares), Section 4.4 (Offering), or Section 4.5 (Capital Structure) (collectively, the “Buyer Special Representations,” and together with the Seller Special Representations, collectively, the “Special Representations”) to be true and correct. The Buyer shall satisfy its indemnification obligations hereunder by way of cash payments, unless the Seller Indemnified Persons agree in writing to accept Buyer Common Stock in lieu thereof.
          7.4 Period for Claims. Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) for Indemnifiable Damages arising from or in connection with the matters listed in clauses (i) and (ii) of the first sentence of Section 7.2(a) or Section 7.2(b) shall commence at the Closing and terminate the day after the Escrow Release Date. The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with all other claims, including (i) fraud, willful breach or intentional misrepresentation, and (ii) any failure of any of the Special Representations to be true and correct, shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations, provided that the Claims Period for Indemnifiable Damages with respect to claims for failure of any of the representations and warranties contained in Section 3.10 (Key Employee Representations) to be true and correct will terminate twelve months after the Escrow Release Date. Notwithstanding anything contained herein to the contrary, such portion of the Escrow Shares as at the Escrow Release Date as in the reasonable judgment of Buyer may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate (as defined in Section 7.5) delivered to the Representative prior to the Escrow Release Date may be withheld by Buyer until such claims for Indemnifiable Damages have been resolved or satisfied. The remainder of the Escrow Shares, if any, shall be issued to the Sellers promptly (and in any event within 10 Business Days) after the Escrow Release Date.

          7.5 Claims. On or before the last day of the applicable Claims Period, Buyer or the Representative (on behalf of one or more of the Sellers) may deliver to the other party a certificate signed by the Representative or an officer of Buyer, as applicable (an “Claim Certificate”):
               (a) stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Buyer or its subsidiaries, which could give rise to Indemnifiable Damages);
               (b) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Buyer or the Representative, as applicable, in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and
               (c) specifying in reasonable detail (based upon the information then possessed by Buyer or the Representative, as applicable) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the indemnifying party is materially prejudiced thereby.
          7.6 Resolution of Objections to Claims.
               (a) If the recipient of the Claims Certificate does not contest, by written notice to the deliverer of the Claims Certificate, any claim or claims made in the Claim Certificate within twenty (20) days of receiving same, then the indemnifying parties will be deemed not to contest the Claims Certificate and will promptly satisfy the claims made therein, as contemplated in this Article VII.
               (b) If the recipient of a Claims Certificate objects in writing (delivered to the deliverer of the Claims Certificate) to any claim or claims made in any Claim Certificate within such 20-day period, Buyer and the Representative shall attempt in good faith for 15 days after receipt of such written objection to resolve such objection.
               (c) If no agreement can be reached during the 15-day period for good faith negotiation, but in any event upon the expiration of such 15-day period, the party or parties seeking indemnification under the Claims Certificate may bring suit in the courts of the Province of Ontario located within the City of Toronto to resolve the matter, except that in the event that Buyer fails to issue Additional Shares as and when required to do so under the terms of this Agreement and Schedule B (Earnout Guidelines), or Buyer commits a material breach of any of its covenants in Schedule B (Earnout Guidelines) and fails to cure such breach within the time frame set forth in Schedule B (Earnout Guidelines), such dispute shall be resolved by binding arbitration in the manner set forth on Schedule B (Earnout Guidelines).
               (d) Judgment upon any award rendered by the court may be entered in any court having jurisdiction. For purposes of this Section 7.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the court awards such party more than one-half of the amount in dispute, in which case the other party shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
          7.7 Third-Party Claims. In the event Buyer becomes aware of a third-party claim which Buyer in good faith believes may result in a claim for indemnification under this Article VII by or on behalf of a Buyer Indemnified Person, Buyer shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the reasonable costs and expenses incurred by Buyer in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Buyer may seek indemnification pursuant to a claim made hereunder). The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Buyer Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within twenty (20) days after a written request for such consent by Buyer, no settlement or resolution by Buyer of any claim that gives rise to a claim for indemnification by or on behalf of a Buyer Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Representative has consented to any such settlement or resolution, the Representative shall not have any power or authority to object under Section 7.5 or any other provision of this Article VII to the amount of any claim by or on behalf of any Buyer Indemnified Person against the Escrow Shares or otherwise for indemnity with respect to such settlement or resolution.
          7.8 Exclusivity. The provisions of this Article VII shall apply to any claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such claims shall be subject to the limitations and other provisions contained in this Article VII.
          7.9 Net Tax Benefits and Insurance Proceeds Reducing Amount of Indemnity Claims. Any indemnification liability of an indemnifying party under this Agreement shall be reduced on a dollar for dollar basis to the extent that the Indemnified Person actually receives, prior to or within twelve months from when the Indemnified Person actually receives or recovers its Indemnifiable Damages from the indemnifying party, a net tax benefit, or recovers any insurance proceeds, in connection with the matter giving rise to the claim (it being understood that, notwithstanding any other provision hereof or under any other legal principle, no Indemnified Person shall be required to take any tax position or file an insurance claim or in any other way seek recovery under any insurance policy that may be available to it in connection herewith).
ARTICLE VIII
GENERAL PROVISIONS
          8.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the Company, the Sellers and Buyer contained in this Agreement, the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is twelve (12) months following the Closing Date; provided, however, that the Special Representations of Buyer on the one hand, and the Company and the Sellers on the other hand, including those contained in any certificate delivered to the other party regarding the same subject matter as those covered by the Special Representations pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (if later than the expiration of twelve (12) months following the Closing Date) for claims which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties, other than claims for failure of any of the representations and warranties contained in Section 3.10 (Key Employee Representations) to be true and correct, in which case the Claims Period for Indemnifiable Damages will terminate on the date that is twenty-four (24) months following the Closing Date; provided further, no right to indemnification pursuant to Article VII in respect of any claim that is made prior to the Escrow Release Date shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article VII or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by Buyer, Sellers or the Company until the expiration of the applicable statute of limitations. All covenants of the parties (including the covenants set forth in Article V) shall survive Closing.
     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or on the 3rd Business Day following delivery if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested), or on the Business Day following sending if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(i)	If to Buyer, to:

Glu Mobile Inc.
45 Fremont Street, Suite 2800
San Francisco, CA 94105
Attention: General Counsel
Facsimile No.: (650) 403-1018
Telephone No.: (415) 800-6167

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: David A. Bell
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

                    (ii) If to any Seller, at the address or facsimile number for such Seller, as indicated on the applicable Schedule A-1 through A-5.
(iii)	If to the Company or the Representative, to:

Blammo Games Inc. 240 Queen Street West, Suite 300

Toronto, ON M5V 1Z7
Attn: Christopher Locke
Telephone No.: (416) 901-3065

with a copy (which shall not constitute notice) to:

Torkin Manes LLP
151 Yonge Street, Suite 1500
Toronto, Ontario M5C 2W7
Attention: Sammy Redlick
Facsimile No.: 1-877-689-3862
Telephone No.: (416) 777-5198
          8.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
          8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Counterparts may be delivered by facsimile or by other means of electronic communication.
          8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VII is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
          8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
          8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
          8.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. Notwithstanding anything herein to the contrary, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, Canada or any other state, province or foreign country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
          8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to such jurisdiction’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts located within the City of Toronto, Ontario, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 7.6), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Toronto, Ontario court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute. With respect to any particular action, suit or proceeding, venue shall lie solely in Toronto, Ontario.
          8.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Without in any way limiting the survivability of any other covenants contained in this Agreement, the covenants of the parties set forth in Schedule B shall be deemed covenants herein and shall survive the Closing.

          8.11 Buyer’s Due Diligence Investigation. Buyer has, for the sole purpose of determining whether to enter into and negotiate the transactions contemplated by this Agreement, conducted a review of information provided to it regarding the Company’s commercial, financial, legal and other affairs. The parties agree and acknowledge that the representations and warranties of the Sellers and the Company set forth in this Agreement (and in the Disclosure Letter) shall in no way be limited, qualified, impaired or affected by Buyer’s conduct of such investigation.
          8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Signature Page Next]

     IN WITNESS WHEREOF, Buyer, the Company and each Seller have executed and delivered this Agreement, all as of the date first written above.

Glu Mobile Inc.	Blammo Games Inc.

By:	By:
Name:	Name:

Title:	Title:

Christopher Locke

David Waisglass

Michael Haines

Andrew Robberts

Adam Kulidjian

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

Exhibit A
List of Key Employees

Exhibit B
Form of Buyer’s Counsel Legal Opinion

Exhibit C
Form of Company Counsel Legal Opinion

Exhibit D
Form of Amendment of the Existing Development Agreement

Exhibit E
Form of Termination Letter of the Existing Company Option

Schedule B
EARNOUT GUIDELINES
These Earnout Guidelines set forth the requirements and procedures governing the payment of the Additional Shares, as more fully described in the Share Purchase Agreement, dated as of August 2, 2011 (the “Agreement”), by and among Glu Mobile Inc., Blammo Games Inc. and the Sellers listed on Schedules A-1 through A-5 of the Agreement. Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. Unless otherwise specified herein (or the context clearly requires otherwise), section references shall refer to sections in these Earnout Guidelines (rather than the Agreement). All dollar amounts are U.S. Dollars.
1.	Definitions. As used in these Earnout Guidelines, the following terms shall have the meanings indicated below.
1.1.	“Alternative Platform” means the Android operating system and any other mobile or non-mobile platform to which a Game is ported and Commercially Exploited.

1.2.	“Ancillary Product” means any product based on a Property (including copyrightable works in any media, whether known or unknown, such as books, movies and merchandising) other than a Game.

1.3.	“Cause” means (i) the Employee’s committing of an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects Buyer and/or the Company or any of Buyer’s and/or the Company’s customers, suppliers or partners, (ii) his or her personal dishonesty, willful misconduct in the performance of services for Buyer and/or the Company, or breach of fiduciary duty involving personal profit, (iii) his or her being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that Buyer’s and/or the Company’s Board of Directors reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, Buyer and/or the Company, including Buyer’s and/or the Company’s public reputation or relationships with business partners, (iv) any material breach of any agreement with Buyer and/or the Company by him or her that remains uncured for thirty (30) days after written notice to him or her, unless that breach is incapable of cure (in which case no cure period shall apply), or any other material unauthorized use or disclosure of Buyer’s and/or the Company’s confidential information or trade secrets involving personal benefit or material harm to Buyer or the Company or (v) material non-compliance with Buyer’s or the Company’s lawful corporate policies and procedures of general application (e.g., Buyer’s Legal Compliance Policy or Insider Trading Policy).

1.4.	“Commercial Exploitation” means to Sell or to use, copy, produce, publish, reproduce, make, manufacture, sell, license, rent, loan, let for hire, distribute, package, market, promote, advertise, solicit orders for, issue copies to the public, demonstrate, transmit or communicate in or to the public by telecommunication or any other means, perform, show, display and exhibit (including perform, show, display and exhibit in public), distribute, import, bundle and otherwise commercially distribute and issue copies to the public by any means now known or hereinafter developed and license other persons to do any or all of the foregoing.

1.5.	“Earnout Period” means the period beginning on the Closing Date and ending on March 31, 2015, inclusive

1.6.	“Earnout Representative” means Christopher Locke, or if he is no longer employed by the Company or is physically or mentally not able to act in such capacity, Michael Haines, or such other person appointed from time to time in writing by Sellers holding a majority of Company Shares immediately prior to the Closing.

1.7.	“End User” means any person who receives a Game, to whom a Game is distributed by means of a Sale or who plays a Game by means of or through the Platform or an Alternative Platform.

1.8.	“Fiscal 2013” means the period beginning April 1, 2012 and ending March 31, 2013, inclusive.

1.9.	“Fiscal 2014” means the period beginning April 1, 2013 and ending March 31, 2014, inclusive.

1.10.	“Fiscal 2015” means the period beginning April 1, 2014 and ending March 31, 2015, inclusive.

1.11.	“Games” means each social mobile game, or any other type of game approved by the Company’s Board of Directors, developed by the Company that Buyer publishes on the Platform (or a third party publishes as provided in Section 3.1.5) and may port or have ported to Alternative Platforms, and all Updates thereto.

1.12.	“Hostable Gold Master” means, for any Game, the form of such Game which can be considered the final version, which received final approval from Buyer and has been tested by the Company to Buyer’s satisfaction and the satisfaction of the Platform digital storefront operator.

1.13.	“Intellectual Property Rights” means any copyrights, including but not limited to, all computer code or scripts, whether compiled or not in any computer language or program and all characters, themes, names and other copyrightable content including in the Games, patents, utility models, trademarks, trade names, domain names, rights in get-up, inventions, all rights in data, databases and confidential information, trade secrets and know-how, design rights (whether registered or unregistered) and semi-conductor topographies and all intangible rights, privileges and forms of protection of a nature or having a similar effect to any of the above which may arise under the laws of the United States or Canada or any other state, country or jurisdiction, and any and all applications for the foregoing.

1.14.	“Net Revenue” means all revenue received by Buyer and its Affiliates (provided that revenue received by an Affiliate acquired by Buyer after Closing shall only be included to the extent received after such acquisition) in respect of Sales of a Game, Sequels thereof and Ancillary Products or Commercial Exploitation of a Property less the following: (a) government taxes and duties (e.g., VAT, excise or sales tax, governmental withholdings and foreign tax withholdings) incurred by Buyer in connection with the sale or exploitation of the Properties; (b) any refunds paid to End Users and chargebacks relating to such Sales, (c) any revenue sharing payments made by Buyer to Platform owners, OEMs, carriers or other distributors with respect to payments received by Buyer in respect of the Sales of a Game, (d) the cost of direct cost-per-impression, cost-per-install, cost-per-action or similar marketing techniques (e.g., Tapjoy, Flurry or other similar marketing initiatives) that are mutually agreed upon by Buyer and the Company, (e) Buyer’s costs for porting, quality assurance and deployment work related to Commercially Exploiting the Games on any Alternative Platform, not to

exceed US$100,000 per Alternative Platform, provided, however that any such deduction for porting to an Alternative Platform shall be limited to deductions from the Net Revenue generated from such Alternative Platform without any cross-collateralization between or among different Alternative Platforms and Platforms, (f) with respect to a Sequel to the extent such Sequel is not developed by the Company, either (A) Buyer’s internal costs to develop such Sequel or (B) any amounts paid by Buyer to an external developer to develop such Sequel, and (g) with respect to Ancillary Products or other Commercial Exploitation of a Property, any amounts paid by Buyer to third parties in connection with the Sale or Commercial Exploitation of Ancillary Products or a Property that are mutually agreed upon by Buyer and the Company.

1.15.	“Platform” means the most recent commercially released versions of the Apple iOS for iPhone, iPad and iPod Touch.

1.16.	“Property” means the products, concepts, materials, trademarks and Intellectual Property Rights embodied in and relating to a Game.

1.17.	“Sale,” “Sell” or “Sold” means any action whereby an End User obtains directly or indirectly from Buyer or its distributors (or as otherwise provided in Section 3.1.5) a full and complete Game. For purposes of this Agreement, a Sale shall not include any transmission, performance or use of a Game that is available for preview or demonstration purposes without charge, for no consideration, or distributed without charge, for no consideration, as part of promotions.

1.18.	“Sequel” means a version of a Game which is intended to be a sequel or a prequel to such Game which constitutes a new and original game in its own right and is not a conversion to an Alternative Platform.

1.19.	“Update” means a post-launch software release for a Game that may include, but is not limited, to bug fixes, patches, workarounds, enhanced Game features and/or new in-Game abilities, characters, achievements, levels and/or tools.

2.	Earnout.
2.1.	Net Revenue Targets. The Company’s baseline and upside Net Revenue performance targets for each of Fiscal 2013, Fiscal 2014 and Fiscal 2015 are as follows:

	BASELINE NET
FISCAL YEAR	REVENUE		UPSIDE NET REVENUE
FISCAL 2013	US$	3,500,000	US$	5,000,000
FISCAL 2014	US$	5,500,000	US$	10,000,000
FISCAL 2015	US$	8,500,000	US$	15,000,000
2.2.	Potential Additional Shares Issuances. The Sellers shall have the opportunity to earn up to an additional 3,312,937 Additional Shares subsequent to the Closing to the extent that the Company achieves certain Net Revenue performance targets as follows:
2.2.1.	Fiscal 2013. For Fiscal 2013, Buyer will issue to each Seller (subject to the provisions of Section 3.2.5) such Seller’s Pro Rata Share of (a) an aggregate of 227,273 Additional Shares to be issued to all Sellers collectively if, and only in the event that, the Company meets its Baseline Net Revenue goal for Fiscal 2013 (as set forth in Section 2.1), and (b) an aggregate of an additional 681,818 Additional Shares to be issued to all Sellers collectively to the extent that the Company exceeds its Baseline Net Revenue goal and meets its Upside Net Revenue goal for such fiscal year (each as set forth in Section 2.1). For the avoidance of doubt, Sellers will receive no Additional Shares under this Section 2.2.1 if Company does not meet its Baseline Net Revenue goal for Fiscal 2013 (as set forth in Section 2.1).

2.2.2.	Fiscal 2014. For Fiscal 2014, Buyer will issue to each Seller (subject to the provisions of Section 3.2.5) such Seller’s Pro Rata Share of (a) an aggregate of 416,667 Additional Shares to be issued to all Sellers collectively if, and only in the event that, the Company meets its Baseline Net Revenue goal for Fiscal 2014 (as set forth in Section 2.1), and (b) an aggregate of an additional 833,333 Additional Shares to be issued to all Sellers collectively to the extent that the Company exceeds its Baseline Net Revenue goal and meets its Upside Net Revenue goal for Fiscal 2014 (each as set forth in Section 2.1). For the avoidance of doubt, Sellers will receive no Additional Shares under this Section 2.2.2. if Company does not meet its Baseline Net Revenue goal for Fiscal 2014 (as set forth in Section 2.1).

2.2.3.	Fiscal 2015. For Fiscal 2015, Buyer will issue to each Seller (subject to the provisions of Section 3.2.5) such Seller’s Pro Rata Share of (a) an aggregate of zero Additional Shares if the Company does not meet its Baseline Net Revenue goal for Fiscal 2015 (as set forth in Section 2.1), and (b) an aggregate of an additional 1,153,846 Additional Shares to be issued to all Sellers collectively to the extent that the Company exceeds its Baseline Net Revenue goal and meets its Upside Net Revenue goal for Fiscal 2015 (each as set forth in Section 2.1). For the avoidance of doubt, Sellers will receive no Additional Shares under this Section 2.2.3 if Company does not meet its Baseline Net Revenue goal for Fiscal 2015 (as set forth in Section 2.1).
2.3.	Straight-line Calculation of Additional Shares. To the extent that the Company meets its Baseline Net Revenue target for a fiscal year but does not meet its Upside Net Revenue target for such fiscal year (each as set forth in Section 2.1), Buyer will issue Additional Shares to the Sellers on a straight-line basis based on the amount by which the Company exceeded the baseline Net Revenue goal. For the avoidance of doubt, Sellers will receive no Additional Shares if Company exceeds its Upside Net Revenue goal for a fiscal year (as set forth in Section 2.1). As examples only, (i) if the Company generates Net Revenues of $4.0 million in Fiscal 2013, Buyer will issue to the Sellers (subject to the provisions of Section 3.2.5) an aggregate of 227,273 Additional Shares for achieving the Baseline Net Revenue target plus an aggregate of an additional 227,273 Additional Shares ($0.5 million/$1.5 million *681,818) for achieving 1/3 of the incremental Net Revenues between the Baseline Net Revenue goal and the Upside Net Revenue goal, and (ii) if the Company generates Net Revenues of $8.0 million in Fiscal 2013, Buyer will issue to the Sellers (subject to the provisions of Section 3.2.5) an aggregate of 227,273 Additional Shares for achieving the Baseline Net Revenue target plus an aggregate of an additional 681,818 Additional Shares for achieving the Upside Net Revenue goal.

2.4.	Buyer Common Stock Reclassification, Exchange, Acquisition, etc. The parties acknowledge and agree that the number of Additional Shares issuable hereunder (to the extent earned in accordance with this Schedule B (Earnout Guidelines)) is subject to adjustment to reflect fully and equitably the effect of any stock split, reverse split, stock dividend, stock combination, reorganization, reclassification, recapitalization or other like change with respect to Buyer Common Stock. For the avoidance of doubt, in the event that a majority of the Buyer Common Stock is converted into or sold in exchange for, or into the right to receive, other securities or property (including securities or property of another entity), whether by merger, reorganization, recapitalization, tender offer or otherwise (in a single transaction or series of related transactions), the right to receive Additional Shares hereunder shall be converted into the right to receive such securities or property (i.e., the right to receive an Additional Share shall be converted into the right to receive the securities or property into which a share of Buyer Common Stock is converted, sold or exchanged).
3.	Conduct of the Company’s Business Following the Closing.
3.1.	Operational Matters.
3.1.1.	Business Plan. The business of the Company shall be conducted following the Closing in accordance with a business plan and budget produced by management of the Company and approved by Buyer. The Company’s baseline business plan for Fiscal 2013 and Fiscal 2014 is attached as Appendix 1 to the Disclosure Letter. The Company’s baseline business plan for Fiscal 2015 will be mutually agreed upon by Buyer and Earnout Representative, acting reasonably, by no later than December 31, 2013. Buyer and Earnout Representative may mutually agree in writing to adjust the baseline business plan for any fiscal year. Earnout Representative will work to ensure that the Company’s total expenses match the baseline business plan provided to Buyer.

3.1.2.	Funding of Baseline Business Plan. Buyer will, from time to time, provide the Company with such operating capital as is reasonably necessary to meet its operating expenses and capital spending under its baseline business plan. If the Company requires any additional cash injection due to underperformance (e.g., its revenues are less than plan), Buyer may, upon mutual agreement between Buyer and Earnout Representative, provide such cash injection; however, such amount will be deducted from the calculation of Net Revenue in respect of the calendar quarter immediately preceding such cash injection.
3.1.3.	Potential Expansion of Company Operations. The Company will expand its studio in Toronto if requested by Buyer and provided with an additional cash injection to effect such expansion (with Buyer and Earnout Representative to mutually agree upon the parameters around how such additional cash is utilized in the Company’s business), and any revenues generated by these additional studio teams will be counted towards achievement of the Company’s Net Revenue targets. In addition, subsequent to the Closing, Buyer will review its position with regards to the employment of the candidate disclosed in Appendix 2 to the Disclosure Letter in order to facilitate a potential ramp-up of the Company’s studio beyond the baseline business model.

3.1.4.	Entry into Contracts; Reimbursable Expenses. Buyer covenants and agrees that for so long during the Earnout Period as Christopher Locke remains an employee of the Company he shall be the Chief Executive Officer of the Company, and he will (a) have the authority to enter into contracts on the Company’s behalf, subject to compliance with Buyer’s policies and procedures with respect to the entry of contracts, including customary review of such contracts by Buyer’s legal and finance departments, (b) at all times have access to (i) $1,000 in petty cash (subject to a reasonable replenishment period following consumption), to make purchases on the Company’s behalf without prior Buyer pre-approval, and (ii) a company credit card with a minimum of a $10,000 credit limit, to make travel, entertainment and similar expenses on the Company’s behalf without Buyer pre-approval, subject in both cases to Buyer’s travel and entertainment policies of general application, monthly reconciliation process and the requirement for Mr. Locke to provide Buyer with valid receipts for expenses incurred. Charges incurred by Mr. Locke on such credit card shall be reimbursed by the Company, which Buyer will not unreasonably withhold or delay when applying its travel and entertainment policies of general application, following the submission of such receipts by Mr. Locke to Buyer and Buyer’s approval of such receipts.

3.1.5.	Publishing of Games. In the event that subsequent to the Closing the Company delivers to Buyer a Hostable Gold Master but Buyer declines to publish such game, then the Company may self-publish such game in the sole discretion of the Earnout Representative (but not through channels managed by the competitors of Buyer listed on Appendix 3 to the Disclosure Letter, which list may be updated on a quarterly basis by Buyer) and any revenues received by the Company from such self-published game will be included in the calculation of Net Revenues for the applicable fiscal year(s).

3.1.6.	Company Fiscal Year End. Buyer may elect subsequent to the Closing Date to amend the Company’s fiscal year end from March 31st to December 31st. In such an event, the Net Revenue targets and the periods pursuant to which Net Revenue will be measured (i.e., for Fiscal 2013, Fiscal 2014 and Fiscal 2015) will remain unchanged, and references herein to a fiscal year shall be deemed to be a fiscal year ending on March 31st.

3.1.7.	No Transfer of Property During Earnout Period. Buyer covenants and agrees that neither Company nor Buyer shall, during the Earnout Period, sell, assign, transfer or otherwise dispose of any material part of the Property. The foregoing restriction shall not apply, however, in connection with a sale of Buyer or a sale of all or substantially all of Buyer’s assets, provided that, (i) in connection with such a sale of Buyer, the Additional Shares shall be adjusted as set forth in Section 2.4 above, and (ii) in connection with such a sale of Buyer or all or substantially all of Buyer’s assets, Buyer assigns, and the purchaser of Buyer or Buyer’s assets agrees to assume, all of Buyer’s obligations under this Earnout Schedule, and such assignment will not relieve Buyer from its liabilities under this Earnout Schedule.

3.1.8.	No Cessation of Game Sales During Earnout Period. Buyer covenants and agrees that neither Company nor Buyer shall, during the Earnout Period, cease to Sell any Game, unless (1) otherwise mutually agreed by Buyer and the Earnout Representative or (2) with respect to a particular Game, such Game generates revenues actually received by Buyer and its Affiliates of less than $250 per day for thirty (30) consecutive days beginning more than ninety (90) days following the launch thereof. Notwithstanding the foregoing, in the event that the Buyer ceases to Sell a Game as permitted under subsection (2) of the previous sentence, but the projected revenue from the Sale of such Game (based on the immediately preceding complete calendar month) over the immediately subsequent 90-day period would have resulted in the Company achieving its Baseline Net Revenue target in respect of the applicable fiscal year, then the projected revenue for such 90-day period shall be included in the calculation of Net Revenue for the applicable fiscal year but only to the extent required for the Company to achieve its Baseline Net Revenue target and none of such projected revenue shall be counted over and above that amount.
3.2.	Personnel Matters.
3.2.1.	Reporting Structure. Buyer covenants and agrees that subsequent to the Closing, and so long during the Earnout Period as Christopher Locke is an employee of Company, he will remain the Chief Executive Officer of the Company and will report directly to Buyer’s Chief Executive Officer (unless Mr. Locke and Buyer mutually agree to some other reporting structure). During the Earnout Period, all other reporting structure decisions with respect to Employees will be made by Mr. Locke.

3.2.2.	Employment Decisions. Buyer covenants and agrees that during the Earnout Period, Mr. Locke will have complete control over the hiring and termination of all Employees who are not Key Employees, on such terms as determined by Mr. Locke, provided the terms of any such employment or termination (including severance, etc.) fall within the overall cost structure of the Company’s business plan and that Mr. Locke exercises his control in good faith and in a manner consistent with customary business practices in the industry and with Buyer’s policies of general application (e.g., Buyer’s anti-discrimination and whistleblower policies), subject to reasonable input from the Company’s board of directors; provided that Buyer may terminate any employee at any time for Cause after, to the extent reasonably practicable under the circumstances (and subject to applicable law), advising Mr. Locke and soliciting his input in respect of such proposed termination.

3.2.3.	Ability to Terminate Key Employees. No Key Employee’s employment may be terminated involuntarily (whether for Cause or otherwise) by Mr. Locke or the Company generally without Buyer’s prior written consent. Buyer covenants and agrees that no Key Employee’s employment may be terminated without Cause prior to April 1, 2015 unless the terms of such termination are agreed upon in writing by the terminated Key Employee.

3.2.4.	Continuing Management. Buyer covenants and agrees that following Closing and for the duration of the Earnout Period, unless Buyer and the Earnout Representative mutually agree otherwise, Christopher Locke and Michael Haines shall be the executive officers of Company. Buyer covenants and agrees that during the Earnout Period, the Sellers shall have the right to appoint two board members to the Company’s board of directors, who shall initially be Mr. Locke and Mr. Haines. Any change to such an appointee shall be communicated by Representative (on behalf of the Sellers) to Buyer and Company in writing. Notwithstanding the foregoing, Buyer shall at all times control Company’s board of directors and, except as set forth in the paragraph above, can compose the board in any fashion it sees fit, including changing the number of directors.

3.2.5.	Effect of Termination of Key Employee With Cause or Resignation of Key Employee. If a Key Employee who is also a Seller (1) resigns from his employment with the Company (other than because of a disability that prevents him or her from performing his or her job) or (2) Buyer or the Company terminates such Key Employee’s employment for Cause, then such Key Employee/Seller will be eligible to receive Additional Shares if and when such Additional Shares are earned as described above only with respect to the fiscal year in which such termination of employment occurs (and all previous fiscal years to the extent applicable), but not with respect to any Additional Shares issued in any subsequent fiscal year (e.g., if a Key Employee terminates his employment on June 20, 2013, such Key Employee is eligible to receive Additional Shares to the extent the Company meets or exceeds its Net Revenue goals for the entire Fiscal 2014 (not just that portion during which the Key Employee/Seller was employed by the Company), but such Key Employee would not be eligible to receive any Additional Shares with respect to the Company’s achievement of its Net Revenue goals for Fiscal 2015). In such an event, the Additional Shares that such Key Employee/Seller would have otherwise received will be forfeited and will not be issued by Buyer or distributed to the other Sellers, but the other Key Employees/Sellers’ rights to receive Additional Shares hereunder will in no way be affected thereby.
3.3.	Obligations of the Company and the Key Employees.
3.3.1.	Provision of Training to Buyer. Beginning in the first quarter of 2012, the Key Employees will provide quarterly training sessions for Buyer’s employees, at Buyer’s San Francisco headquarters, with respect to mass market gaming techniques and other topics requested by Buyer’s management. Upon reasonable request following the Closing, the Key Employees will provide verbal and reasonable written information which can benefit Buyer in optimizing its operations for profitable game development.

3.3.2.	Required Meeting Attendance. The Key Employees will regularly attend by telephone, if requested, certain Buyer management and Board meetings (including operation review meetings that occur approximately every six weeks), and will attend such meetings in person if requested (with reasonable advance notice), but no more often than an average of once per month (and in any event no more than twice per month) and no more than 5 days (excluding days on which travel takes place unless at least four hours are spent in Buyer’s offices on any such day) per calendar quarter in the aggregate.
3.4.	Material Breach of Obligations. In the event that either Buyer or, following the Closing, the Company (unless the Company’s breach arises out of an action taken by Chris Locke or Michael Haines as officers of the Company, or by any Key Employee who was appointed as an officer of the Company by Chris Locke or Michael Haines, without authorization from the Company’s Board of Directors), on the one hand, or the Sellers (as represented by the Representative) on the other hand, believes that the other party has materially breached any of its/his/their obligations set forth in these Earnout Guidelines, then the non-breaching party shall provide the breaching party with written notice setting forth in reasonable detail its basis for asserting such material breach. Following the non-breaching party’s receipt of such notice, the parties shall engage in good faith discussions for up to fifteen (15) days regarding such alleged material breach (the “Discussion Period”). Once the Discussion Period ends, and whether or not the parties are in agreement that there has been a material breach, the alleged breaching party shall have fifteen (15) days from the end of the Discussion Period to cure such alleged material breach. If the breaching party fails to cure such material breach after the expiration of such fifteen (15) day period, then the non-breaching party shall have the right to bring action to enforce its rights in accordance with Section 3.7 of these Earnout Guidelines.

3.5.	Timing of Earnout Payment. Within ten (10) Business Days after Buyer files its Quarterly Report on Form 10-Q for Buyer’s fiscal quarter ending March 31, 2013, 2014 and 2015, as applicable (but in no event later than May 31st of the applicable fiscal year), Buyer shall provide each Seller with a written computation of the calculation of Net Revenue for the applicable fiscal year (the “Computation”) together with such Seller’s Pro Rata Share of the Additional Shares, if any, that Buyer is obligated to issue pursuant to these Earnout Guidelines.

3.6.	Dispute Resolution for Computation of Net Revenues.
3.6.1.	Notice of Objection. The Representative, on behalf of the Sellers, may object to the Computation by delivering to Buyer within thirty (30) days of its receipt of the Computation a written notice of objection (a “Notice of Objection”), which, in order to be effective, shall set forth in reasonable detail the nature of the Representative’s objections to the Computation and the aggregate amount of Additional Shares that the Representative believes should have been issued (in addition to the Additional Shares issued in accordance with Section 3.5) (such further Additional Shares, the “Claimed Further Shares”); provided, however, if Buyer believes that the Notice of Objection contains insufficient detail it shall as promptly as practicable notify the Representative to allow the Representative to provide added detail, and for greater certainty, the Notice of Objection is deemed to be delivered at the date the first Notice of Objection was delivered notwithstanding Representative’s request for additional detail. If the Representative does not object in writing within thirty (30) days of its receipt of the Computation, such failure to so object shall be an irrevocable acknowledgment by the Representative, binding on all Sellers, that the Computation, for purposes of determining whether the Additional Shares have been earned and, if so, what portion of the Additional Shares is payable to the Sellers, is correct; provided, however, that any failure to so object will not be binding on the Sellers to the extent they subsequently conclusively demonstrate by clear and convincing proof that there was manifest and profound error with respect to the Computation delivered to the Representative.

3.6.2.	Good Faith Efforts to Resolve Disputes. If the Representative delivers a Notice of Objection to Buyer within thirty (30) days, the Representative and Buyer shall attempt in good faith for ten (10) Business Days to resolve such dispute. In addition, following delivery of a Notice of Objection, no Seller may sell or otherwise transfer in any way such Seller’s Pro Rata Share of the Claimed Further Shares that are subject to such dispute until such dispute is resolved. Each Seller hereby consents to Buyer’s issuance of stock transfer instructions to Buyer’s transfer agent during the potential pendency of any objection by Representative pursuant to this Section 3.6 and with respect to any of its Pro Rata Share of the Claimed Further Shares. If the Representative and Buyer reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by both parties, which agreement shall be binding on the Sellers as it relates to the Additional Shares (including the Claimed Further Shares) or otherwise to the subject matter of the Agreement.

3.6.3.	Reviewing Accountant. If the Representative and Buyer are unable to reach an agreement with respect to such dispute after good faith negotiation during the aforementioned ten (10) Business Days period following delivery of a Notice of Objection, then the parties shall engage an auditing firm reasonably acceptable to both the Representative and Buyer (the “Reviewing Accountant”) to review the Computation. Both the Buyer and the Representative (on behalf of the Sellers) shall have the opportunity to present their side of the dispute, and any documentation relating thereto, to the Reviewing Accountant. Subject to confidentiality obligations owed to third parties, both the Buyer and the Representative will make available to one another, and to the Reviewing Accountant, all documentation, accounts, book, records, correspondence and other materials relating to the calculation of Net Revenue, reasonably requested to be provided or made available. The Reviewing Accountant shall deliver to Buyer and the Representative, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Reviewing Accountant), a report setting forth its calculations of Net Revenue that is the subject of the dispute. The calculations of the Reviewing Accountant shall be final and conclusive with respect to such determination and shall be binding on the Sellers and Buyer. Such final decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the final determination of the Reviewing Accountant. The cost of such review and report, including reasonable attorney’s fees, shall be borne by the party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Reviewing Accountant. In the event that such Reviewing Accountant’s determination shows that Buyer issued under Section 3.5 shares of Buyer Common Stock in excess of the Additional Shares actually earned in accordance with Section 2.2, such excess Shares shall automatically be deemed forfeited and cancelled and each Seller shall promptly return to Buyer the certificate(s) representing such excess Shares for cancellation and, as applicable issuance by Buyer of a replacement certificate representing the balance of earned Additional Shares represented thereby; provided that the failure to so return the certificate for cancellation shall in no way impact the effectiveness of such forfeiture and cancellation. In the event that such Reviewing Accountant’s determination shows that Buyer issued under Section 3.5 Additional Shares which were less than the amount of Additional Sharers actually earned in accordance with Section 2.2, the number of Additional Shares equal to such deficiency shall promptly be issued to the Sellers (each in accordance with his Pro Rata Share).
3.7.	Arbitration. Any controversy or dispute arising out of or relating to Section 3.4 of these Earnout Guidelines shall be referred to and determined by arbitration before a single arbitrator in accordance with the Ontario International Commercial Arbitration Act, R.S.O. 1990 c. I.9 (the “Act”). The seat of the arbitration shall be Ontario and hearings shall be conducted in the City of Toronto. The parties agree to utilize expedited process for the arbitration, to the extent available. A party to the arbitration (the “Appellant”) may appeal an award on a question of law or a question of mixed fact and law by delivering a written notice of appeal (“Notice of Appeal”) to the party opposite (the “Respondent”) within ten (10) days of receipt of the award. If no Notice of Appeal is delivered within such ten-day period, than the award of the single arbitrator is deemed to be final and binding on the parties. The appeal shall be heard by a panel of three (3) arbitrators (an “Appeal Arbitrator”). If the parties are unable to agree upon three (3) Appeal Arbitrators within ten (10) days of the delivery of the Notice of Appeal, each party shall appoint one Appeal Arbitrator, and the two Appeal Arbitrators thus appointed shall appoint a third Appeal Arbitrator. Where the two Appeal Arbitrators fail to agree on the third Appeal Arbitrator within ten (10) days of their appointment, either party may provide copies of the exchanged lists to ADR Chambers which shall appoint the third Appeal Arbitrator. Where an appeal is taken, the award of the Appeal Arbitrators shall be final and binding upon the parties and there shall be no further right of appeal. The award of the Appeal Arbitrators shall be an arbitral award under the Act. The seat of the appeal arbitration shall be Ontario and the hearings shall be conducted in the City of Toronto. A final and binding arbitral award issued hereunder may be enforced by the parties in any jurisdiction.